Explanatory Note: This Post-Qualification Amendment No. 3 amends the Offering Statement of RoyaltyTraders LLC dba SongVest originally qualified on September 28, 2021, as subsequently amended February 9, 2022 (“Post Qualification Amendment No. 1”) and September 12, 2022 (“Post Qualification Amendment No. 2”) to add, update and/or replace information contained in the Offering Statement.

Offering Circular, Dated November 3, 2022

RoyaltyTraders LLC dba SongVest

1053 East Whitaker Mill Rd., Suite 115

Raleigh, NC 27604

(919) 324-2945

www.songvest.com

Best Efforts Offering of Royalty Share Units

RoyaltyTraders LLC, a Delaware limited liability company (which we refer to as “SongVest”, “we,” “us,” “our” or “our company”), is offering, on a best efforts basis, units (the “Royalty Share Units”) representing the right to a portion of specified royalty sharing agreements (each, a “Royalty Share Agreement”) identified in the “Royalty Share Offering Table” beginning on page iii. The Royalty Share Units will be made available for purchase via our web-based investment platform www.songvest.com (the “SongVest Platform”).

All of the Royalty Share Units of our company offered hereunder may collectively be referred to in this Offering Circular as the “Royalty Share Units” and each, individually, as a “Royalty Share Unit.” The Royalty Share Agreements described above may collectively be referred to in this Offering Circular as the “Royalty Share Agreements” and each, individually, as a “Royalty Share Agreement.” Finally, the offerings of the Royalty Share Units may collectively be referred to in this Offering Circular as the “offerings” and each, individually, as an “offering.” See “Securities Being Offered” for additional information regarding the Royalty Share Units.

The Royalty Share Units represent the contractual right to receive a portion of any royalty stream from the music portfolio underlying Royalty Share Agreements. SongVest will enter into Royalty Share Agreements with music portfolio owners to obtain rights to the music portfolio which, once the purchase option is executed, will result in SongVest receiving all of, or a portion of the royalties generated by that portfolio. Investors will acquire Royalty Share Units from SongVest to receive a pro rata portion of what SongVest has received (net of SongVest’s Administrative Fee) based on the number of Royalty Share Units that investor holds compared to the outstanding number of Units for that interest. Purchasing the Royalty Share Units does not confer to the investor any ownership in our company or the underlying music portfolio.

There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a Royalty Share Agreement have been accepted or (ii) a date determined by our company in its sole discretion, provided that subscriptions for the number of Units offered for a Royalty Share Agreement have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the U.S. Securities and Exchange Commission, or the Commission, or (ii) any date on which our company elects to terminate the offering for a particular Royalty Share in its sole discretion. No securities are being offered by existing securityholders.

Each offering is being conducted on a “best efforts” basis pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended. The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities Corporation and will not be commingled with the operating account of our company until, if and when there is a closing with respect to that investor group. Our company will be permitted to purchase Royalty Share Units alongside investors in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from an offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units.

	Price to public	Broker-Dealer discount and commissions(1)		Proceeds to Issuer(5)
“Hit The Quan” Royalty Share Agreement
Per Royalty Share Unit *	$16.00	$0.00	(2)	$16.00
Total Minimum (4)	$31,200.00	$0.00		$31,200.00
Total Maximum (4)	$31,200.00	$0.00		$31,200.00
“Chippass” Royalty Share Agreement
Per Royalty Share Unit	$250.00	$2.50	(3)	$247.50
Total Minimum(4)	$13,750.00	$137.50		$13,612.50
Total Maximum(4)	$27,750.00	$277.50		$27,472.50
“DJ Fresh” Royalty Share Agreement
Per Royalty Share Unit	$300.00	$3.00	(3)	$297.00
Total Minimum (4)	$39,600.00	$396.00		$39,204.00
Total Maximum (4)	$79,200.00	$792.00		$78,408.00
“Runnin’ (Lose It All)” Royalty Share Agreement
Per Royalty Share Unit	$250.00	$2.50	(3)	$247.50
Total Minimum (4)	$133,250.00	$1,332.50		$131,917.50
Total Maximum (4)	$266,500.00	$2,665.00		$263,835.00
“Fear No More” Royalty Share Agreement
Per Royalty Share Unit	$100.00	$1.00	(3)	$99.00
Total Minimum (4)	$7,700.00	$77.00		$7,623.00
Total Maximum (4)	$14,000.00	$140.00		$13,860.00
“Cross Me” Royalty Share Agreement
Per Royalty Share Unit	$100.00	$1.00	(3)	$99.00
Total Minimum (4)	$11, 500.00	$115.00		$11,385.00
Total Maximum (4)	$21,500.00	$215.00		$21,285.00

*	A “second-price” auction was utilized to help our company determine the Royalty Share Unit price for this series being offered by our company, which was conducted during “testing the waters” period under Rule 255 of Regulation A. See “Plan of Distribution and Selling Securityholders – Price Discovery” for further information on how our company determined the offering price per share for this series of Royalty Share Units. There is no obligation for any person who indicated interest as part of the auction process to invest in the Royalty Share Units.

(1)	We have engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”) to perform administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Compensation to Dalmore includes a 1% commission payable to Dalmore for proceeds raised, as well as a one-time due diligence fee of $5,000 and one-time consulting fee of $20,000 payable by our company to Dalmore.
(2)	For this offering, the company has decided to assume all commissions and expenses payable to Dalmore in connection with sales of this series of Royalty Share Units.

(3)	For this offering, we intend to use a portion of our Sourcing Fee to pay the 1% commission payable to Dalmore.
(4)	Because these are best efforts offerings, the actual public offering amounts and proceeds to us are not presently determinable and may be substantially less than each total maximum offering set forth above. Further, for each offering set forth above, we will only close on investments and accept funds from investors if we have raised the minimum offering amount set forth above for each offering. Investors’ funds will be placed in an escrow account until the applicable minimum offering is met. Escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4 (See Notice 84-7). In the event the Offering Amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

(5)	Our company has assumed and will not be reimbursed for offering expenses. See “Use of Proceeds to Issuer” for additional information.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after the offerings.

An investment in our Royalty Share Units involves a high degree of risk. See “Risk Factors” on page 5 for a description of some of the risks that should be considered before investing in our Royalty Share Units.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our Royalty Share Units only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our Royalty Share Units. Neither the delivery of this Offering Circular nor any sale or delivery of our Royalty Share Units shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is following the Offering Circular format described in Part II (a)(1)(i) of Form 1-A.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, our company and the SongVest Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager or the SongVest Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ROYALTY SHARE UNITS OFFERING TABLE

The table below shows key information related to the offering of each series of Royalty Share Units. Please also refer to “The Underlying Portfolio” and “Use of Proceeds” sections for further details.

Royalty Share Unit Name	Underlying Portfolio(s)	Offering Price per Unit		Minimum Offering Amount	Maximum Offering Amount	Maximum Units	Opening Date	Closing Date	Status(3)
“Hit The Quan”	“Hit the Quan” Producer’s Share	$16.00	(1)	$31,200	$31,200	1,950	September 30,2021	February 22, 2022	Closed
“Sanguine Paradise”	“Sanguine Paradise” Writer’s Share	$250.00	(1)	$47,500	$158,000	632	February 9, 2022	N/A	Withdrawn
“Gang Forever”	“Gang Forever” Artist’s Share	$250.00	(1)	$57,000	$190,000	760	February 9, 2022	N/A	Withdrawn
“3 Headed Goat”	“3 Headed Goat” Writer’s Share	$250.00	(1)	$161,500	$537,750	2,151	February 9, 2022	N/A	Withdrawn
“Chippass”	“Chippass” Record Label’s Share	$250.00	(1)	$13,750	$27,750	111	September 13, 2022	October 13, 2022	Closed
“DJ Fresh”	“DJ Fresh” Record Label’s Share & Writer’s Share	$300.00	(1)	$39,600	$79,200	264	September 13, 2022	[ ]	Open
“Runnin’ (Lose It All)” *	“Runnin’ (Lose It All)” Writer’s Share & Publisher’s Share	$250.00	(1)	$133,250	$266,500	1,066	[ ]	[ ]	Open
“Fear No More” *	“Fear No More” Writer’s Share	$100.00	(1)	$7,700	$14,000	140	[ ]	[ ]	Open
“Cross Me” *	“Cross Me” Writer’s Share	$100.00	(1)	$11,500	$21,500	215	[ ]	[ ]	Open

Asterisks (*) denote series submitted for qualification by the SEC in this Post-Qualification Amendment No. 3 to the offering statement of which this Offering Circular forms a part.

(1)	The offering price per Royalty Share Unit for this offering was determined by our company. To assist in this determination, our company utilized a “second-price” auction during the testing the waters period under Rule 255 of Regulation A. See “Plan of Distribution and Selling Securityholders – Price Discovery” for further information on how our company determined the offering price per share for these Royalty Share Units being offered. There is no obligation for any person who indicated interest as part of the auction process to invest in any of our Royalty Share Units.

(2)	As described on the cover page of this Offering Circular, the Minimum Offering Amount is the minimum amount of proceeds our company must raise in order to close on investments in this offering. The Maximum Offering Amount includes the (i) cost to acquire the 100% of the Music Royalty Asset set forth in the "Underlying Portfolio(s)" column in the table above, and the Minimum Offering Amount represents the cost to acquire 30% of that Music Royalty Asset. Each of the minimum and maximum offering amounts (with the exception of the "Hit The Quan" offering) also includes the Sourcing Fee.

(3)

In this column, “Open” indicates that the offering has been qualified by the SEC and the company is actively accepting investments in that offering. “Closed” indicates that the offering was previously Open and accepting investments, but is now no longer accepting investments. “Not Yet Qualified” indicates that the offering has not yet been qualified by the SEC, and therefore is not open for investment. “Withdrawn” indicates an offering that was either previously qualified by the SEC or submitted to the SEC for qualification in an offering statement that the company has subsequently decided to cancel, returning any investments received by the company from investors in that offering and preventing any future investment in that offering.

iii

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in our Royalty Share Units. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company

Overview

Revenue generated in the music industry is expected to grow in the foreseeable future. A June 2019 Goldman Sachs equity research report forecasted that the recorded music market will hit $45 billion by 2030, driven by 1.15 billion users paying for music-streaming subscriptions and 40% penetration in developed markets such as the U.S. Despite this optimistic outlook, many record labels continue to seek alternative methods of financing while optimizing their digital marketing strategy in the music streaming economy. Further, while donation crowdfunding platforms like Kickstarter, and investment platforms like Royalty Exchange have seen some success in providing opportunities to invest in music to the public, investors and music fans still have limited access to investing in music royalty assets. Even those who do have access to top quality music royalty assets are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in music assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible and unattractive for many investors.

The SongVest Platform is our proposed solution to this problem. The SongVest Platform combines crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire shares of music royalties in their favorite artists’ albums. The SongVest Platform allows investors to pick and invest in the royalty streams from compositions by their favorite artists, and get royalty distributions related to those assets. Additionally, SongVest allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

We plan to use the proceeds from these offering to acquire, hold and manage royalty interests derived from intellectual property created in the media industry (“Music Royalty Assets”). Music Royalty Assets are passive (non-operating) interests in media catalogs (collections of work) that provide the right to revenue produced from the catalog. As it relates to music catalogs, this includes revenue generated from streaming, downloads, physical album sales and other forms of usage by movies, television and advertisements.

We intend to acquire Music Royalty Assets ranging in price anywhere from $20,000 to $250,000. Some assets may also be below or above this range. Our mission is to democratize wealth accumulation by providing access, liquidity and transparency to investments in Music Royalty Assets.

Our company may charge a “Sourcing Fee” for Music Royalty Assets acquired using the proceeds from our offerings (the “Sourcing Fee”). The Sourcing Fee may be between 0% and 25% of the purchase price of the Music Royalty Asset set forth in the applicable Royalty Share Agreement for each offering, and will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units. The Sourcing Fee may be waived by our manager. Additionally, our company will receive an “Administrative Fee” of up to 10% of value of the value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units, as compensation for managing the Music Royalty Assets (and corresponding Royalty Share Agreements). The amount of the Administrative Fee will be determined by the company for each series of Royalty Share Units on an individual basis, and will only be received by our company if distributions are made to Royalty Share Unit holders. If no distributions are made, no Administrative Fees will be received by our company.

History and Structure

Our company is a limited liability company formed on March 18, 2021 pursuant to the Delaware Limited Liability Company Act, or the LLC Act.

Manager

The company has designated Sean Peace and Alexander Guiva as the managers of our company. Throughout this Offering Circular, we refer to Sean Peace and Alexander Guiva together as the “manager”.

The manager has identified the Music Royalty Assets that the proceeds of the offerings described in this Offering Circular will be used to purchase, and generally is responsible for the day-to-day operations of our company.

Price Discovery

To determine the per Royalty Share Unit price for each series of such units, we may utilize a “second-price” auction during a testing the waters period under Rule 255 of Regulation A. SongVest will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all winning test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to beat a competing bidder, a bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1.00 increments.

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company in determining a price for a particular offering of Royalty Share Units. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction. Our company has ultimate discretion as to what price will be set for all Royalty Share Units that it offers, and has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Distributions

The Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees by our company. As royalties are paid to our company pursuant to a Royalty Share Agreement, we will place all those royalties in a designated bank account. Each quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders on a pro rata basis, after deducting the Administrative Fee. For the terms of each series of Royalty Share Unit being offered by our company, see the “Securities Being Offered” section of this Offering Circular.

The Offerings

Securities being offered:

We are offering the number of Royalty Share Units of each series at a price per interest set forth in the “Series Offering Table” section above.

Each series of Royalty Share Units relates to a different Music Royalty Asset, and has its own terms. See “Securities Being Offered” for further details. The Royalty Share Units are investment contracts which make royalty share payments based on the flow of royalties from a particular Music Royalty Asset, which is governed by the terms of the applicable Royalty Share Agreement relating to the Music Royalty Asset. The Royalty Share Units do not have any voting rights, and do not represent any ownership interest in our company. The purchase of a particular series of Royalty Share Units is an investment only in that particular Music Royalty Asset of our company and does not create any rights to royalty payments from any other Music Royalty Asset. The Royalty Share Agreements are structured as a purchase option, which gives us the right, but not the obligation to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the unit series offering related to that Music Royalty Asset.

Minimum subscription:	The minimum subscription by an investor is one (1) Royalty Share Unit. The per Royalty Share Unit price will vary by series.

Broker:	We have entered into an agreement with the Dalmore Group, LLC (the “Broker”), which is acting as our executing broker in connection with each offering. The Broker is a broker-dealer which is registered with the Commission and will be registered in each state where each offering will be made prior to the launch of such offering and with such other regulators as may be required to execute the sale transactions and provide related services in connection with each offering. The Broker is a member of Financial Industry Regulatory Authority, Inc., or FINRA, and the Securities Investor Protection Corporation, or SIPC.

Restrictions on investment:

Each investor must be a “qualified purchaser.” See “Plan of Distribution and Selling Securityholders—Investor Suitability Standards” for further details. Our manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, our manager anticipates only accepting subscriptions from prospective investors located in states where the Broker is registered.

Generally, no sale may be made to you in any offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account:

For any offering with a minimum, the subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities Corporation, the “Escrow Agent”, and will not be commingled with the operating account of any series of units until, if and when there is a closing with respect to that investor group.

When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to the account of the particular series of units.

If any offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by our manager.

Offering period:	There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that, if a minimum offering amount has been established, subscriptions for the minimum number of Royalty Share Units offered for that series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion. No securities are being offered by existing securityholders.

Use of proceeds:	The proceeds received in an offering will be applied in the following order of priority of payment:

● Acquisition Cost of the Music Royalty Asset: Actual cost of the underlying Music Royalty Asset related to a series of Royalty Share Units;

●

Offering Expenses: In general, these costs include actual fees, costs and expenses incurred in connection with an offering, including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering;

●

Acquisition Expenses: In general, these include costs associated with the acquisition of the Music Royalty Assets related to a series of Royalty Share Units, such as due diligence costs (i.e. lien searches, confirming sellers have valid royalty rights, etc.) and legal costs (in connection with contract drafting, etc.).

●

Sourcing Fee: We will be paid a Sourcing Fee from the proceeds of each offering as compensation for sourcing each Music Royalty Asset in an amount between 0% and 25% of the consideration being paid for the "purchase price" for the Music Royalty Asset set forth in the applicable Royalty Share Agreement for each offering; provided that such Sourcing Fee may be waived by the company, at the discretion of our manager.

Our company bears all offering expenses and acquisition expenses described above on behalf of each series of Royalty Share Units that are offered by the company, and will be reimbursed from the proceeds of each offering for certain offering expenses, but not for acquisition expenses or certain offering expenses (such as legal costs, etc.). See “Use of Proceeds to Issuer” and “Plan of Distribution and Selling Securityholders—Fees and Expenses” sections for further details.

Risk factors:	Investing in our Royalty Share Units involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our Royalty Share Units.

RISK FACTORS

The Royalty Share Units offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market would ever develop for our Royalty Share Units, whether via the SongVest Platform, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our Royalty Share Units. Prospective investors should obtain their own legal and tax advice prior to making an investment in our Royalty Share Units and should be aware that an investment in our Royalty Share Units may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in our Royalty Share Units.

Risks Related to the Structure, Operation and Performance of our Company

Our company was recently formed, has no track record and no operating history from which you can evaluate our company or this investment.

Our company was recently formed and has generated revenues to date from operations that are secondary to our company’s primary plan of operations, which is the acquiring and managing of Music Royalty Assets. With respect to acquiring and managing Music Royalty Assets, our company has no operating history upon which prospective investors may evaluate its performance. No guarantee can be given that our company will successfully employ the Music Royalty Assets to create a return for investors.

We currently are not generating sufficient revenue to carry out our planned business operations. We expect our operations to continue to consume substantial amounts of cash.

We expect that, until we acquire a sufficient amount of Music Royalty Assets, we will not be generating sufficient revenue to carry out our planned operations. In order to generate sufficient revenues to carry out our plan of operations and cover our expenses, including the expenses of our offerings, we believe we will need to continue to acquire Music Royalty Assets until we reach a sufficient scale. We expect that our costs may increase as we continue identifying and negotiating with artists and record labels and entering into new Royalty Share Agreements and thereby incurring more costs. Further, the Music Royalty Assets we license may still be in development (such as an incomplete music album from an artist) and therefore may not be generating sales when we acquire such assets. If a lack of available capital means that we are unable to expand our operations or otherwise take advantage of business opportunities, our business, financial condition and results of operations could be adversely affected.

We expect that, in order to maintain and grow our operations, we will need to promote multiple Royalty Share Unit offerings. There can be no assurance that we will be able to promote enough offerings to sustain our business model.

Although SongVest already has a pipeline of royalty holders to seed our company with offerings, we will need to have a continuous pipeline of offerings that allow us to achieve certain economies of scale in regard to marketing, distribution and other functions. However, we may fail to have enough pipeline of offerings to support our business model and we may fail to achieve economies of scale. There can be no assurance that we will be able to have a sufficient number of successful offerings to achieve revenues that exceed our costs and margins that justify our continued operations.

There are few businesses that have pursued a strategy or investment objective similar to ours, which may make it difficult for our company and Royalty Share Units to gain market acceptance.

We believe that few other companies crowd fund Music Royalty Assets or propose to run a platform for crowd funding Music Royalty Assets. Our company and our Royalty Share Units may not gain market acceptance from potential investors, potential asset sellers or service providers within the music industry. This could result in an inability of our manager to operate the Music Royalty Assets profitably. This could impact the issuance of further series of Royalty Share Units and additional Music Royalty Assets being acquired by us. This would further inhibit market acceptance of our company and if we do not acquire any additional Music Royalty Assets in a timely manner, it will be difficult for us to establish a sustainable business strategy and gain market acceptance.

Our success depends in large part upon our manager and its ability to execute our business plan.

The successful operation of our company is in part dependent on the ability of our manager to enter into Royalty Share Agreements for Music Royalty Assets. The success of our company (and therefore, each series of Royalty Share Units) will be highly dependent on the expertise and performance of our manager, its expert network and other investment professionals (which include third party experts) to source, acquire and manage the Music Royalty Assets. The loss of the services of one or both members of the manager could have a material adverse effect on the Music Royalty Assets, in particular, their ongoing management and ability to provide value for the holders of the series Royalty Share Units.

In the event a royalty holder breaches the terms of a Royalty Share Agreement, we would have limited recourse and due to that we may not be able to collect the royalties the royalty holder represented and may not be able to get the funds paid to the royalty holder back to reimburse the investors.

Each Royalty Share Agreement will be between a royalty holder and SongVest. Holders of our Royalty Share Units will have no rights under any Royalty Share Agreement, whether as third-party beneficiaries or otherwise. In the event that we terminate any Royalty Share Agreement due to a material breach by a royalty holder – for example, if the royalties they represent they owned were in fact not theirs to assign royalty income rights to – we will likely not make any royalty payments to holders of the relevant Royalty Share Units.

We intend to enforce all contractual obligations to the extent we deem necessary and in the best interests of our company and holders of Royalty Share Units. However, the royalty holder who misrepresents the royalties they have assigned in the Royalty Share Agreement may not return some or all of the payments they received as part of the sale of the Music Royalty Asset to SongVest, which means that Royalty Share Unit holders may not receive some or all of the investment they made in those units.

Potential breach of the security measures of the SongVest Platform could have a material adverse effect on our company, each series of our Royalty Share Units and the value of your investment.

The highly automated nature of the SongVest Platform through which potential investors bid during the testing the waters phase, or acquire Royalty Share Units may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The SongVest Platform processes certain confidential information about investors. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the SongVest Platform, our company, our manager or our service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the SongVest Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the SongVest Platform software are exposed and exploited, the relationships between our company, investors, users and the asset sellers could be severely damaged, and our company could incur significant liability or have its attention significantly diverted from utilization of the Music Royalty Assets, which could have a material negative impact on the value and payments available for the Royalty Share Units.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by the SongVest Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the SongVest Platform. Any security breach, whether actual or perceived, would harm our reputation and the SongVest Platform and we could lose investors and the asset sellers. This would impair our ability to achieve our objectives of acquiring additional Music Royalty Assets through the issuance of further series of Royalty Share Units and monetizing them together with existing assets through revenue generating events and leasing opportunities.

We may encounter limitations on the effectiveness of our internal controls and a failure of our internal controls to prevent error or fraud may harm our business and holders of Royalty Share Units.

Because we operate with minimal employees, we may encounter limitations on the effectiveness of our internal controls over financial reporting, public disclosures and other matters. For example, as a result of our staffing, our processing of financial information may suffer from a lack of segregation of duties, such that journal entries and account reconciliations are not reviewed by someone other than the preparer. If we encounter limitations on the effectiveness of our internal controls and are unable to remediate them, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a Regulation A reporting company in an accurate, complete and timely manner. This could harm our business and holders of Royalty Share Units.

Risks Related to the Music Industry

Income generated by music royalty rights may be reduced if the recorded music industry fails to grow or streaming revenue fails to grow at a sufficient rate to offset download and physical sales declines.

Legal digital music has rapidly grown since 2003, and revenue from music downloads and streaming services have emerged, with streaming revenue experiencing multi-year growth and currently accounting for more than 50% of the overall revenue in the recorded music business. According to the International Federation of the Phonographic Industry (“IFPI”), digital downloads accounted for only 5.9% of global digital recorded music revenue in 2019. Although revenue from digital downloads fell by 15.3% in 2019, that decline was more than offset by the 22.9% increase in streaming revenue in 2019.

There can be no assurances that this growth pattern will persist or that digital revenue will grow at a rate sufficient to offset declines in physical sales, or that changes in streaming models will not negatively impact income generated from our music royalty rights. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by the recorded music business. There are also a variety of factors that could cause the prices in the recorded music industry to be reduced. They are, among others, consumption during a global pandemic and fear for economic downturns, price competition from the sale of motion pictures and videogames in physical and digital formats, the negotiating leverage of mass merchandisers, big-box retailers and distributors of digital music, the increased costs of doing business with mass merchandisers and big-box retailers as a result of complying with operating procedures that are unique to their needs and any associated changes.

Changes in technology may affect our ability to receive payments from music royalty rights.

The recorded music business is dependent in part on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, the recorded music business may be further adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer filesharing activity, by an inability to enforce intellectual property rights in digital environments, and by a failure to develop successful business models applicable to a digital environment. The recorded music business also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, motion pictures, and videogames, whether in physical or digital formats. The new digital business, including the impact of ad-supported music services, some of which may be able to avail themselves of “safe harbor” defenses against copyright infringement actions under copyright laws, may also limit the recorded music industry’s ability to receive income from music royalty rights. Due to such “safe harbor” defenses, revenue from ad-supported music services may not fully reflect increases in consumption of recorded music. In addition, the recorded music industry is currently dependent on a small number of leading digital music services, which allows such services to significantly influence the prices that can be charged in connection with the distribution of digital music. It is possible that the share of music sales by a small number of leading mass-market retailers, as well as online retailers and digital music services, will continue to grow, which could further increase their negotiating leverage and put pressure on prices, ultimately decreasing the income we will receive from music royalty rights.

Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

The success of our company depends on our ability to obtain, maintain, protect and enforce our rights under each Royalty Share Agreement. The measures that we take to obtain, maintain, protect and enforce our rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may be ineffective, expensive and time-consuming and, despite such measures, we may not be able to enforce royalty collection on our Music Royalty Assets. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to obtain, maintain, protect or enforce rights to our Music Royalty Assets. Moreover, with music royalty rights, it is possible that despite our due diligence efforts there could be successful challenges by third parties to the ownership of a particular copyright or royalty stream or, if acquired as a group of assets, the entire group in which case the value of the asset(s) might be significantly less valuable, or have no value. Failure to obtain, maintain, protect or enforce our rights could harm our brand or brand recognition and adversely affect our business, financial condition and results of operation.

Digital piracy may lead to decreased sales in the recorded music industry and affect our ability to receive income from music royalty rights.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as the conversion of music into digital formats have made it easier for consumers to obtain and create unauthorized copies of music recordings in the form of, for example, MP3 files. For example, based on a global study conducted by IFPI in April 2018, more than one-third of music consumers pirated music, and that approximately 32% of the music privacy took place via stream-ripping. Such piracy will have a negative effect on revenues attributable to music royalty rights we acquire. In addition, while growth of music-enabled mobile consumers offers new opportunities for growth in the music industry, it also opens the market up to risks from behaviors such as “sideloading” and mobile app-based downloading of unauthorized content. As the business shifts to streaming music or access models, piracy in these models is increasing. For example, the practice of “stream-ripping,” where websites or software programs enable end-users to obtain an unauthorized copy of the audio file associated with a music video, is a growing practice among young people and in parts of the world with high mobile data costs. The impact of digital piracy on legitimate music sales and subscriptions is hard to quantify but we believe that illegal filesharing and other forms of unauthorized activity has a substantial negative impact on music sales and on the royalty income that we may receive, including royalties derived from music royalty rights. The music industry is working to control this problem in a variety of ways including by litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws, through graduated response programs achieved through cooperation with Internet service providers and legislation being advanced or considered in many countries, through technological measures and by enabling legitimate new media business models. However, we do not know whether such measures will be effective, and if such measures are not effective, our royalty income derived from our music royalty rights may decrease.

Sellers of the Music Royalty Assets do not owe any fiduciary duties to us or our investors, and they have no obligation to enhance the value of the underlying music royalty rights or disclose information to our investors.

The intellectual property owners have no obligation to enhance the value of the underlying music royalty rights we may acquire. For example, the recording artist may decide to retire which may have the effect of decreasing future royalty income on the music. Furthermore, neither the recording artist nor the intellectual property rights owner owe any fiduciary duties to us or our investors. Our investors will have no recourse directly against the recording artist or the intellectual property rights owner, either under the agreement to purchase the music royalty rights or under state or federal securities laws.

Risks Related to the Offerings and Ownership of our Royalty Share Units

Any amounts paid to holders of a particular series of Royalty Share Units will only reflect the royalty performance of the underlying Music Royalty Asset.

Investors are acquiring Royalty Share Units which reflect the royalty performance only of the Music Royalty Asset associated with those units. As such, investors will not receive the benefit of diversification in assets or share in the performance of other Music Royalty Assets relating to other series.

There is currently no public trading market for our Royalty Share Units; there can be no assurance that any trading market will develop.

There is currently no public trading market for any series of our Royalty Share Units, and an active market may not develop or be sustained. If an active public trading market for our Royalty Share Units does not develop or is not sustained, it may be difficult or impossible for investors to resell their Royalty Share Units at any price. Even if a public market does develop, the market price could decline below the amount an investor paid for their Royalty Share Units.

If a market ever develops for our Royalty Share Units, the market price and trading volume may be volatile.

If a market develops for our Royalty Share Units, the market price of our Royalty Share Units could fluctuate significantly for many reasons, including reasons unrelated to our performance, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our Royalty Share Units may decline as well.

In addition, fluctuations in operating results of a particular series of Royalty Share Units or the failure of operating results to meet the expectations of investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

There may be state law restrictions on an investor’s ability to sell its Royalty Share Units making it difficult to transfer, sell or otherwise dispose of our Royalty Share Units.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether the Royalty Share Units being offered under this Offering Circular will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Royalty Share Units. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our Royalty Share Units. Investors should consider the resale market for our Royalty Share Units to be limited. Investors may be unable to resell their Royalty Share Units, or they may be unable to resell them without the significant expense of state registration or qualification.

DILUTION

Dilution means a reduction in value, control or earnings of the Royalty Share Units the investor owns. There will be no dilution to any investors associated with any offering because once a particular series of Royalty Share Units is fully issued, our company will not sell additional Royalty Share Units of that same series.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering, on a best efforts basis, the membership Royalty Share Units of each of the series in the “Series Offering Table” beginning on page iii. The offering price for each series was determined by our manager.

The SongVest Platform allows investors to acquire a series of our Royalty Share Units, which are tied to the performance of a specific Music Royalty Asset under the terms of a Royalty Share Agreement entered into by our company and the royalty rights holder. Through the use of the SongVest Platform, investors can browse and screen the potential investments and sign legal documents electronically. We intend to distribute each series of Royalty Share Units exclusively through the SongVest Platform. Neither our manager nor any other affiliated entity involved in the offer and sale of our Royalty Share Units is a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Royalty Share Units.

There will be a separate closing with respect to each series of Royalty Share Units. The closing of each series will occur on the earliest to occur of (i) the date subscriptions for the number of Royalty Share Units offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that subscriptions for the number of Royalty Share Units offered for a series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such Offering Circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series of units in its sole discretion.

The Royalty Share Units are being offered by subscription only in the United States and to residents of those states in which the offer and sale is not prohibited. This Offering Circular does not constitute an offer or sale of Royalty Share Units outside of the United States.

Those persons who want to invest in our Royalty Share Units must sign a subscription agreement for the particular series of Royalty Share Units, which will contain representations, warranties, covenants, and conditions customary for offerings of this type. See “—How to Subscribe” below for further details. Copies of the form of subscription agreement for each series are filed as Exhibit 4.1 and onwards in the offering statement.

Investors’ funds will be placed in an escrow account until our company receives proceeds equal to the Offering Amount. Any escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4. In the event the Offering Amount is not met, all investors’ funds will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

Our company will be permitted to purchase Royalty Share Units in offerings of series of Royalty Share Units conducted by our company at its discretion. The company will not use the proceeds raised from the offering for such purposes – rather, the company would use its own, separate cash reserves to purchase such Royalty Share Units, should it choose to do so. Our company primarily intends to purchase Royalty Share Units only in situations where the company believes a particular offering may not reach the Offering Amount, and rather than terminate the offering, the company would purchase the remaining Royalty Share Units so that the offering may close, and investors can receive their Royalty Share Units.

The Royalty Share Units will be issued in digital book-entry form without certificates.

The company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and technology related functions in connection with our offerings, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

●

Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to our company whether or not to accept the use of the subscription agreement for the investor’s participation.

●	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

●	Not provide any investment advice nor any investment recommendations to any investor.

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the company has agreed to pay Dalmore $25,000 in one-time set up fees, consisting of the following:

●	$5,000 advance payment for due diligence fees.

●	$20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

In addition, the company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The commission payable to Dalmore for the “Hit the Quan” offering was $312.00, which was paid by the company. The commission payable to Dalmore for the “Chippass” offering was $277.50 and we used a portion of our Sourcing Fee to pay this commission. The commission payable to Dalmore for the “DJ Fresh” offering will be at most $792.00 and we intend to use a portion of our Sourcing Fee to pay this commission. The commission payable to Dalmore for the “Runnin’ (Lose It All)” offering will be at most $2,665.00 and we intend to use a portion of our Sourcing Fee to pay this commission. The commission payable to Dalmore for the “Fear No More” offering will be at most $140.00 and we intend to use a portion of our Sourcing Fee to pay this commission. The commission payable to Dalmore for the “Cross Me” offering will be at most $215.00 and we intend to use a portion of our Sourcing Fee to pay this commission. Additionally, we have agreed to pay Dalmore a flat fee of $1,000 for each series of Royalty Share Units that we offer. Thus, the total maximum fees to Dalmore for the offerings proposed is $10,401.50.

Investor Suitability Standards

Our Royalty Share Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any series of Royalty Share Units of our company (in connection with any series of units offered under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Our Royalty Share Units will not be offered or sold to prospective investors subject to ERISA and investors living in Canada.

If an investor lives outside the United States, it is his or her responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our manager will be permitted to make a determination that the subscribers of our Royalty Share Units in any offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in our Royalty Share Units may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Royalty Share Units. See “Risk Factors.”

Minimum Investment

The minimum subscription by an investor is one (1) Royalty Share Unit of a particular series. The per unit price will vary by series.

Escrow Agent

The Escrow Agent is North Capital Private Securities Corporation, who has been appointed as escrow agent for each offering pursuant to escrow agreements among the Escrow Agent and our company. A copy of the escrow agreement is included as Exhibit 8.1 in the offering statement of which this Offering Circular is part.

Fees and Expenses

See “Use of Proceeds to Issuer” for a description of the specific expenses for each offering.

Offering Expenses

Included in the proceeds for each series of Royalty Share Units will be specific amounts to cover fees, costs and expenses incurred in connection with the offering of that series of Royalty Share Units (which we collectively refer to as the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Sourcing Fee

Our company may collect a sourcing fee as compensation for sourcing each Music Royalty Asset (which we refer to as the “Sourcing Fee”). This fee will be set at between 0% and 25% of the “purchase price” – i.e. the price the company ultimately pays for the Music Royalty Asset upon purchase of such Music Royalty Asset which is set forth in the applicable Royalty Share Agreement. The “purchase price” is determined by the company in its sole discretion, and will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units – however, we may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived by our manager on per offering basis.

Price Discovery

To help us determine the per Royalty Share Unit price for each series, we may utilize a “second-price” auction during a testing the waters period under Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units. By “winning” the auction, bidders will have first access to purchasing Royalty Share Units following qualification of the offering. Any person who indicated interest as part of the auction process has no obligation to invest or respond to the company’s solicitations following qualification of the offering as the price determined by the auction.

Prior to commencing an auction, SongVest will enter into an agreement with an owner of the Music Royalty Asset, pursuant to which the owner of the Music Royalty Asset will agree to allow SongVest to conduct an auction to determine the value of the Music Royalty Asset (the “Listing Agreement”). Additionally, the Listing Agreement will contain a “reserve price”, representing SongVest’s estimated value of the Music Royalty Asset. The “reserve price” only represents an estimation of what the value of the asset is, and is not binding on the asset seller or SongVest. The Listing Agreement does not bind the owner of the Music Royalty Asset or SongVest to enter into a Royalty Share Agreement. A form of the Listing Agreement is included as Exhibit 6.6 to the offering statement of which this Offering Circular forms a part.

SongVest will display the projected number of Royalty Share Units to be offered in a particular series’ offering in an auction environment. Each bidder can bid for as many or as few Royalty Share Units as they are willing to pay for, subject to a minimum bid size of one Royalty Share Unit. However, all “winning” test bidders have a projected payment based only on the lowest qualifying (successful) bid. The bid price will only increment higher when all Royalty Share Units of the next bid increment are completely bid out. Then the process repeats itself for the next round of bidding. If there are more successful bids than Royalty Share Units available, priority goes to the bidders whose bids are the highest and then to bidders who submitted their bids first in time. In order to succeed, a competing bidder must bid a higher price per Royalty Share Unit than the other bidder(s), regardless of the number of Royalty Share Units that are being bid for. Bidding is conducted in $1 increments.

Each “second-price” auction will have a set start and end date and time, which will be prominently displayed on the webpage where the auction is being hosted.

Registered users will be notified in email of upcoming auctions and we will promote the auctions as well on social media so that new users can register on the website to also participate in the auction.

Once the auction goes live, all registered users will have the opportunity to place a bid with number of Royalty Share Units they request. After submitting a bid, a bidder will see (i) the number of Royalty Share Units bid for; (ii) the bid price submitted for each of those Royalty Share Units; and (iii) the total number of Royalty Share Units already bid (all bidders) and the number of shares still available at that price. In the example below, we can see the user bid 500 Units at $11, and visually they can see that 500 units were bid and 500 units are still available.

The top bar chart visually represents how many Royalty Share Units (in total) were bid and how many are left. The bottom chart shows the status of the bidders units. Once all of the units for the current bid price are allocated, then the price moves to the next increment. In the example below, the $11 units have been fully bid out, and 750 units at the next price point ($12) have been allocated. The bidder can now visually see that the 750 units at $12 have taken 250 of the units they bid at $11. If all of the units at $12 are allocated, then this bidder will have zero units since their bid was at $11.

Bidders can always easily see the available Royalty Share Units as the share price increases and how that affects their current bid and/or proxy bid especially how it relates to their units being outbid which will reduce their number of units or totally eliminate their units they will have first access to following qualification. At that point they will need to enter a new bid at the next bid increment.

For proxy bids, in the example below, we can see how the user placed a proxy bid at a higher amount than the current bid. The bidder can easily see the priority of their Royalty Share Units as well as what bid price the proxy is.

Although there will initially be a set time and date that an auction will end, an auction end-time can be extended if a bid is placed in the last 5 minutes of an auction. If this occurs, the auction will be extended an additional 5 minutes. This can repeat until there are no further bids in the last 5 minutes of an auction, at which point the auction will close. All bidders in an auction will receive notification via email when they are outbid on any number of units they have and of the close of an auction. In the example below, users can also see all bids being placed and if they are a hard bid or proxy (auto) bid as well as the end time of the auction in the upper right.

Time Left: 16H:39M:28S

BID HISTORY

Name	Price	Shares	Type	Date
Sean	$ 12	750	Proxy	07-01-2021 10:05 am
Sean	$ 11	500	Proxy	07-01-2021 10:05 am
25	$ 11	500	Normal	07-01-2021 10:03 am
16	$ 10	500	Normal	07-01-2021 9:52 am
15	$ 10	500	Normal	07-01-2021 9:52 am

Showing 1-5 of 5

1

250

750 units @ $ 15

Bid History

EDIT PROXY BID

Any bids submitted in the “second-price” auction described above will only be non-binding indications of interest as required by Rule 255 of Regulation A. No commitments to invest or funds will be accepted prior to qualification of a series of Royalty Share Units. The “second-price” auction is solely being used to gauge interest and to help guide our company determine a price for a particular offering of Royalty Share Units, but our company has ultimate discretion as to what price will be set the price for all Royalty Share Units that it offers, and does has no obligation to set a particular price based on the results of such an auction. We may also forego conducting a second-price auction altogether, and determine the price for our Royalty Share Units internally.

Illustrative Example

Here is an example of how an auction might work (with “win” being used to represent the Royalty Share Units the bidder will have first access to following qualification of the offering):

If the series were to auction 1,000 Royalty Share Units for a certain Music Royalty Asset.

1.	Bidder “A” bids for 300 units at $22 each.
2.	Bidder “B” bids for 600 units at $21 each.
3.	Bidder “C” bids for 250 units at $18 each.
4.	Bidder “D” bids for 150 units at $17 each.

The outcome of this auction would be:

1.	Bidder “A” wins 300 units at $18 each.
2.	Bidder “B” wins 600 units at $18 each.
3.	Bidder “C” wins 100 units at $18 each.

The price is $18 per Royalty Share Unit as that was the lowest successful bid at which all of the Royalty Share Units are sold (hence the second price). Upon qualification by the SEC of an offering of the series of Royalty Share Units, all winning bidders would be given first access to buy the number of Royalty Share Units at which a successful auction is concluded during the TTW phase even if that number of units is lower than the number of units in their original bid. (See Bidder “C” in the example above). Non-winning bidders will not be provided first access to invest in an offering, and will gain access to the offering at the same time as the general public.

The auction may be extended if i) the quantity and price of bids fail to meet the reserve price (the minimum price at which the SongVest is willing to sell the series of Royalty Share Units in an offering) and SongVest agrees to extend the auction beyond its normal timeframe or ii) if a bidder places a bid within the last 5 minutes of the auction, the auction will automatically be extended for 5 minutes.

After the Auction

Once an auction has been completed for a particular Music Royalty Asset, our company will review the results of the auction, and use that information to assist our company in setting a price for the Royalty Share Units for the offering of that Music Royalty Asset. These Royalty Share Units will only be available for purchase once the SEC has qualified an offering related to those Royalty Share Units.

Once qualified, our company will offer all “winning” bidders who participated in the auction a special 24 hour window that is only available to those “winning” bidders. In this 24 hour window, only this group will be provided access to the offering, providing them with an opportunity to invest before the offering is opened up to the general public. At such time, these “winning” bidders would be given the opportunity to buy the number of Royalty Share Units for which they submitted a bid submitted in the auction (or less, if they choose). “Winning” bidders may also purchase additional Royalty Share Units beyond what they have reserved once the 24 hour early-access window has concluded. “Winning” bidders have no obligation to invest or even respond to the company’s solicitations following qualification of the offering.

The company will notify “winning” bidders via email that the offering has been qualified, the Royalty Share Units are available for purchase, and will advise them of this special 24 hour window available to them.

All Royalty Share Units will be offered for purchase via our web-based investment platform www.songvest.com.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide information regarding this offering other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular supplement together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Circular and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section on the SongVest Platform (at www.songvest.com/offering). The contents of the SongVest Platform (other than the offering statement, this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential investors who are “qualified purchasers” may subscribe to purchase our Royalty Share Units. Any potential investor wishing to acquire our Royalty Share Units must:

1.	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached as exhibits to the offering statement or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in our Royalty Share Units is suitable for you.

2.	Review the subscription agreement (including the “Investor Qualification and Attestation” attached thereto), which was pre-populated following your completion of certain questions on the SongVest Platform application, and if the responses remain accurate and correct, sign the completed subscription agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3.	Once the completed subscription agreement is signed, you will be instructed to transfer funds in an amount equal to the purchase price for Royalty Share Units you have applied to subscribe for (as set out on the front page of your subscription agreement) by ACH into the escrow account. The Escrow Agent will hold such subscription monies in escrow until such time as your subscription agreement is either accepted or rejected by our manager and, if accepted, such further time until you are issued the Royalty Share Units.

4.	Our manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. Our manager will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any offering at any time prior to closing.

5.	Once the review is complete, our manager will inform you whether or not your application to subscribe for the Royalty Share Units is approved or denied and if approved, the number of Royalty Share Units you are entitled to subscribe for. If your subscription is rejected in whole or in part, then any subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. Our manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6.	If all or a part of your subscription is approved, then the number of Royalty Share Units you are entitled to subscribe for will be issued to you upon the closing. Simultaneously with the issuance of the Royalty Share Units, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable series as consideration for such Royalty Share Units.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and the Royalty Share Units. Our company and our manager will rely on the information you provide in the subscription agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for our manager to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the Royalty Share Units, please notify our manager immediately using the contact details set out in the subscription agreement.

For further information on the subscription process, please contact our manager using the contact details set out in the “Where You Can Find Additional Information” section.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be commingled with the operating account of our company, until if and when there is a closing with respect to that investor. When the Escrow Agent has received instructions from our manager that an offering will close and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to our company. If an offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by our company.

USE OF PROCEEDS TO ISSUER

The allocation of the net proceeds of each offering set forth below represents our intentions based upon our current plans and assumptions regarding the specified Music Royalty Asset associated with each current or planned offering of our Company. The company reserves the right to modify the use of proceeds as set forth below.

We estimate that the gross proceeds of the offering of “DJ Fresh” Royalty Share Agreement will be approximately $79,200 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$34,138.00	86.2%	$68,276.00	86.2%
Sourcing Fee(2)	$5,462.00	13.8%	$10,924.00	13.8%
Offering Expenses(3)	$-	0%	$-	0%
Total Proceeds	$39,600.00	100.0%	$79,200.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “DJ Fresh” Music Royalty Asset with an effective date of July 18, 2022, a form of which is included as Exhibit 6.10 to this offering statement of which this offering circular forms a part.
(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “DJ Fresh” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

“Runnin’ (Lose It All)” Royalty Share Agreement

We estimate that the gross proceeds of the offering related to the “Runnin’ (Lose It All)” Royalty Share Agreement will be approximately $266,500 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$111,325.00	83.5%	$222,650.00	83.5%
Sourcing Fee(2)	$21,925.00	16.5%	$43,850.00	16.5%
Offering Expenses(3)	$-	0%	$-	0%
Total Proceeds	$133,250.00	100.0%	$266,500.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Runnin’ (Lose It All)” Music Royalty Asset with an effective date of April 27, 2022, a form of which is included as Exhibit 6.12 to this offering statement of which this offering circular forms a part.
(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Runnin’ (Lose It All)” Music Royalty Asset in an amount equal to 20% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

“Fear No More” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Fear No More” Royalty Share Agreement will be approximately $14,000 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$5,388.00	70.0%	$10,776.00	77.0%
Sourcing Fee(2)	$812.00	10.5%	$1,724.00	12.3%
Offering Expenses(3)	$1,500.00	19.5%	$1,500.00	10.7%
Total Proceeds	$7,700.00	100.0%	$14,000.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Fear No More” Music Royalty Asset with an effective date of September 15, 2022, a form of which is included as Exhibit 6.13 to this offering statement of which this offering circular forms a part.
(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Fear No More” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

“Cross Me” Royalty Share Agreement

We estimate that the gross proceeds of the offering of “Cross Me” Royalty Share Agreement will be approximately $21,500 (the “Offering Amount”) assuming the full amount of the offering is sold, and will be used in the following order of priority of payment:

Uses	Minimum Offering	Percentage Use	Maximum Offering	Percentage Use
Cash Consideration for Acquisition of Music Royalty Asset (1)	$8,621.00	75.0%	$17,242.00	80.2%
Sourcing Fee(2)	$1,379.00	12.0%	$2,758.00	12.8%
Offering Expenses(3)	$1,500.00	13.0%	$1,500.00	7.0%
Total Proceeds	$11,500.00	100.0%	$21,500.00	100.0%

(1)	The company entered into a Royalty Share Agreement with the rightsholder of the “Cross Me” Music Royalty Asset with an effective date of September 15, 2022, a form of which is included as Exhibit 6.14 to this offering statement of which this offering circular forms a part.
(2)	The company is entitled to receive a Sourcing Fee as compensation for sourcing the “Cross Me” Music Royalty Asset in an amount equal to 16% of the value of the “purchase price” of the Music Royalty Asset set forth in the Royalty Share Agreement.
(3)	Represents certain other offering expenses related to fees payable to Dalmore ($1,000) and our transfer agent ($500), and the 1% commission payable to Dalmore on gross proceeds raised in this offering, each of which the company has decided to assume directly without deducting from the gross proceeds. However, the company will use the proceeds from the Sourcing Fee to pay the 1% commission to Dalmore.

THE UNDERLYING MUSIC PORTFOLIOS

The discussions contained in this section relating to the Music Royalty Assets underlying Royalty Share Agreements described herein, as well as the music industry in general are taken from the royalty statements from the royalty providers and third-party sources that we believe to be reliable. We believe that the information from such sources contained herein regarding the “Music Royalty Assets described below and the music industry are reasonable, and that the factual information therein is fair and accurate. However, investors should be aware that there is no guarantee that information derived from third-party sources is entirely accurate.

“Hit the Quan” Music Royalty Asset

Summary Overview

The “Hit The Quan” Music Royalty Asset is the underlying asset of the “Hit the Quan” Royalty Share Agreement. It contains the producer’s share of income from the master recording “Hit The Quan” recorded by the recording artist iLoveMemphis and released in 2015 by Sony Music. The producer, Cordarius Williams P/K/A BUCK NASTY, sold his producer royalty income previously to the Kingdom Trust Company FBO Sean Peace, which is a self-directed IRA of a member of our manager, Sean Peace. The “Hit the Quan” Royalty Share Agreement is structured as a purchase option, which gives us the right, but not the obligation to purchase the “Hit the Quan” Music Royalty Asset if we raise the maximum amount of proceeds in this Offering. Upon raising the Offering Amount in this offering, the company will be able to fund the purchase price required to exercise the purchase option pursuant to the “Hit the Quan” Royalty Share Agreement with Kingdom Trust Company FBO Sean Peace (filed as Exhibit 6.5 to the offering statement of which this Offering Circular forms a part), so that our company can purchase the right to receive the producer royalty revenue from this asset.

“Hit the Quan” Royalty Share Agreement Terms

The “Hit the Quan” Royalty Share Agreement is between Kingdom Trust Company FBO Sean Peace and our company. Pursuant to the “Hit the Quan” Royalty Share Agreement, for the purchase price of $31,200 (i.e., the purchase option), our company has the right to receive 100% of the producer’s revenue share for a term of 40 years starting June 1, 2021 through June 1, 2061. Revenues the company will be entitled to receive from the “Hit the Quan” asset pursuant to this agreement include revenues earned in connection with the sale and exploitation of the Masters (i.e., the official original recording of the song, and the source from which all the later copies are made), which will be paid at the percentage interest as defined in the “Hit the Quan” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the producer bi-yearly by Sony Music, which shall be conclusive and binding upon the Parties, absent manifest error. Further, the “Hit the Quan” Royalty Share Agreement provides that all earnings from video exploitation of “Hit the Quan” Music Royalty Asset will also be paid to the company.

Financial Highlights

The royalties paid over the last two years from all revenue streams contemplated in the “Hit the Quan” Royalty Share Agreement has averaged $3,851 per year.

	2018 H1	2018 H2	2019 H1	2019 H2	2020 H1	2020 H2	2021 H1	Grand Total
HIT THE QUAN	$1,091.86	$1,130.70	$2,305.54	$1,609.10	$1,266.78	$2,555.86	$2,270.01	$12,229.85

“Hit The Quan” was released in 2015. The revenue increased from 2018 to 2019 and has remained basically flat from 2019 to 2020.

Service Providers	2018 H1	2018 H2	2019 H1	2019 H2	2020 H1	2020 H2	2021 H1	Grand Total
YouTube	$17.87	$102.09	$365.06	$412.01	$312.62	$836.07	$652.37	$2,698.09
Apple	$474.13	$402.98	$372.38	$352.87	$307.14	$710.84	$559.97	$3,180.31
Spotify	$300.02	$324.88	$282.42	$357.41	$287.09	$652.04	$598.61	$2,802.47
Amazon	$66.37	$60.70	$24.77	$131.78	$79.82	$236.59	$189.11	$789.14
Pandora	$123.36	$111.69	$72.90	$62.40	$54.07	$38.36	$43.55	$506.33
Facebook		$30.45	$20.17	$31.11	$90.12	$31.55	$39.06	$242.46
Peloton		$7.26	$12.51	$46.01	$43.39	$13.39	$8.57	$131.13
Deezer	$9.71	$5.86	$7.60	$6.88	$6.95	$10.36	$11.63	$58.99
The Rest	$100.40	$84.79	$1,147.73	$208.63	$85.58	$26.66	$167.14	$1,820.93
Total	$1,091.86	$1,130.70	$2,305.54	$1,609.10	$1,266.78	$2,555.86	$2,270.01	$12,229.85

(Note – the data in the tables above was taken from Sony Music royalty statements sent to the owner of the “Hit The Quan” Music Royalty Asset. Additionally, references to “H1” and “H2” refer to the first half of the year and the second half of the year, respectively. This data represents the most recent information available to the company as of the date of this offering circular).

Administrative Fee for the “Hit the Quan” Royalty Share Agreement

The Administrative Fee (i.e., the amount to be paid to our company as a percentage of the value of the royalty payments collected by our company to be distributed to holders of “Hit The Quan” Royalty Share Units) is 1.00%.

Offering Information

The “Hit the Quan” Royalty Share Agreement offering commenced on September 30, 2021, and closed on February 22, 2022, having sold all 1,950 Royalty Share Units related to this offering. As described under the “Securities Being Offered” section of this Offering Circular, each calendar quarter, all royalties received by our company pursuant to a Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders who are holding Royalty Share Units at the time of the distribution, after deducting the Administrative Fee. As of the date of this Offering Circular, our company has commenced distributions of royalty payments to holders of “Hit the Quan” Royalty Share Units.

“Chippass” Music Royalty Asset

Summary Overview

The “Chippass” Music Royalty Asset is the underlying asset of the “Chippass” Royalty Share Agreement. The agreement entitles the company to purchase up to ninety percent (90%) of the income earned in connection with the sale and exploitation of certain self-released master recordings for certain compositions recorded by the artist, Chippass, beginning in 2014.

Artist Background

Chippass once signed to E-40’s Sick Wid It Records and is part of Oakland, CA, street history. Along the way, he subconsciously studied the music art form. Attending high school alongside Lil B, he can recall critiquing early rhymes from “The BasedGod” before picking up a mic himself in NHT Boyz. The buzzing group made an impact in Northern California and landed national acclaim from The Fader but disbanded as “friends started getting sent to jail, quitting, or dying.” "Even when it ended, I wasn’t going to stop though,” Chippass continues. “I went crazy and full-fledged into rap solo in 2013.” Among a prolific series of mixtapes, he dropped the frequently downloaded Original Yangster and Original Yangster II, joined IamSu! on tour, collaborated with everyone from Marc E. Bassy to Mozzy, and more.

(Data provided by Chartmetric.com as of July 2022).

“Chippass” Royalty Share Agreement Terms

The “Chippass” Royalty Share Agreement is between the master owner (the “Seller”) and our company. Pursuant to this agreement, for a maximum purchase price of $23,922 (i.e., the purchase option), SongVest will have the right to receive up to 90% of the Seller's revenue share earned in connection with the sale and exploitation of the master recordings (e.g. revenues from streaming) for the life of the copyright of the master recordings listed further below under the subsection entitled “Chippass Royalty Share Agreement Master Recordings”. “Master recordings: are the official original recording of the song, and the source from which all the later copies are made. Revenues earned by the master recordings will be determined by reference to the royalty statements from the royalties paid to the Seller monthly by EMPIRE Distribution, which shall be conclusive and binding upon the parties to the Chippass” Royalty Share Agreement, absent manifest error.

Financial Highlights

The data in this section was taken from EMPIRE Distribution royalty statements sent to the owner of the “Chippass” Music Royalty Asset, and represents the most recent information available to the company as of the date of this offering circular.

The royalties paid over the last four quarters from the revenue stream contemplated in the “Chippass” Royalty Share Agreement have averaged approximately $1,351 per quarter.

	2019				2020				2021				2022	Grand
Chippass Royalties	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Total
Total	$895.80	$1,113.46	$957.76	$874.15	$939.71	$1,121.11	$873.48	$815.78	$886.71	$1,716.83	$1,303.49	$1,222.95	$1,159.61	$13,880.84

The single, “Oooh,” was released in February 2021 and has generated twelve full months of royalties to-date as reported in the table below. Another single, “Me” features the artists E-40 and ALLBLACK and was released in February 2019. The below table includes a line titled “The Rest” under “Singles” releases. This line item includes revenues from approximately 140 different master recordings, none of which individually represents more than 1% of the last four quarters’ total royalties earned from all of the master recordings together.

Chippass Royalty Share Agreement Master Recordings

	2019				2020				2021				2022	Last	%
Chippass Masters	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	4 Quarters	Of Total
Singles
Oooh										$523	$343	$271	$165	$1,302	9%
Me	$0	$255	$209	$130	$121	$99	$103	$103	$97	$133	$148	$157	$149	$587	4%
Never Switchin	$21	$22	$21	$20	$18	$18	$16	$20	$22	$27	$31	$41	$43	$142	1%
We Got It				$16	$17	$6	$4	$3	$2	$122	$1	$1	$2	$126	1%
I'm Shinin	$13	$15	$23	$26	$32	$28	$19	$26	$25	$36	$36	$26	$24	$121	1%
Bluitt								$1	$54	$49	$23	$18	$17	$107	1%
Born in the Mob	$22	$17	$15	$11	$10	$68	$57	$27	$24	$45	$56	$32	$30	$163	1%
I.D.G.A.F.	$23	$23	$20	$18	$20	$24	$(2)	$20	$18	$27	$25	$27	$24	$104	1%
Level Up	$45	$40	$29	$18	$17	$15	$14	$16	$16	$22	$22	$27	$27	$98	1%
CUZZO											$28	$37	$23	$87	1%
Keep It 100	$29	$23	$19	$15	$15	$17	$17	$26	$15	$17	$16	$19	$21	$73	1%
Big												$42	$30	$71	1%
The Rest	$645	$638	$575	$548	$627	$716	$549	$534	$569	$640	$555	$504	$598	$2,296	17%
Albums
General	$97	$82	$48	$72	$65	$130	$96	$39	$45	$75	$21	$21	$8	$124	1%
Grand Total	$896	$1,113	$958	$874	$940	$1,121	$873	$816	$887	$1,717	$1,303	$1,223	$1,160	$13,881	100%

Revenue by Income Type

Revenue sources are shown below:

	2019				2020				2021				2022	Grand
Chippass Sources	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Total
Audio Stream	$571	$705	$678	$642	$682	$611	$712	$523	$581	$848	$757	$795	$767	$8,873
Video Stream	$173	$223	$186	$135	$132	$316	$232	$225	$234	$713	$496	$366	$360	$3,791
Album	$97	$82	$48	$72	$65	$130	$96	$39	$45	$75	$21	$21	$8	$796
Track	$43	$93	$34	$15	$50	$63	$30	$28	$27	$72	$28	$40	$25	$549
Royalty Collection	$12	$10	$13	$10	$10		$(196)	$0	$0	$9	$2	$1	$0	$(129)
Grand Total	$896	$1,113	$958	$874	$940	$1,121	$873	$816	$887	$1,717	$1,303	$1,223	$1,160	$13,881

The above table includes a line titled “Royalty Collection”. Per the EMPIRE Distribution statements, this was a miscellaneous adjustment to earnings from SoundExchange, and not significant in total.

“DJ Fresh” Music Royalty Asset

Summary Overview

The “DJ Fresh” Music Royalty Asset is the underlying asset of the “DJ Fresh” Royalty Share Agreement. The agreement entitles the company to purchase up to sixty percent (60%) of the record label’s share of income from the certain master recordings recorded by the artist DJ Fresh as paid by EMPIRE Distribution and up to sixty percent (60%) of the copyright income from the writer’s share of performance income for the songwriter as administered by ASCAP (the “DJ Fresh Music Royalty Asset”).

Artist Background

Marqus Brown, known as DJ Fresh, is an American hip-hop DJ based in Oakland and Los Angeles, California. Acclaim for his work includes being named to XXL Magazine’s 30 Best Hip-Hop Producers of 2016. In 2006, DJ Fresh began releasing his The Tonite Show series of albums, which have featured artists such as Yukmouth and Raekwon. He has also released a number of mixtapes and has produced albums for other artists. His 2013 collaboration with J. Stalin, Miracle & Nightmare on 10th Street, peaked at #61 on the Billboard R&B/Hip-Hop Albums chart and at #28 on the Billboard Heatseekers Albums chart.

Summary Statistics*

* Data provided by Chartmetric.com as of July 2022.

“DJ Fresh” Royalty Share Agreement Terms

The “DJ Fresh” Royalty Share Agreement is between the company and the owner of the master recordings and compositions listed further below in the “Royalties By Title” table (the “Seller”). Pursuant to this agreement, for a maximum purchase price of $68,276, SongVest will have the right to purchase up to 60% of the Seller’s revenue share for the life of the copyright of such master recordings and compositions.

Revenues the company will be entitled to receive from the master recordings pursuant to this agreement include revenues earned in connection with the sale and exploitation of the master recordings (i.e. revenue from streaming). Such revenues will be determined by reference to the royalty statements from the royalties paid to the artists monthly by EMPIRE Distribution, which shall be conclusive and binding upon the parties, absent manifest error.

Revenues the company will be entitled to receive from the compositions pursuant to this agreement include public performance income. Revenue earned will be determined by reference to the royalty statements from the royalties paid to the Seller by ASCAP, which will be conclusive and binding upon the parties, absent manifest error.

Financial Highlights

The data in this section was taken from EMPIRE Distribution and ASCAP royalty statements sent to the owner of the “Chippass” Music Royalty Asset, and represents the most recent information available to the company as of the date of this offering circular.

Total Royalties By Quarter
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Qtr1
Qtr2
Qtr3
Qtr4
2019
Qtr1
Qtr2
Qtr3
Qtr4
2020
Qtr1
Qtr2
Qtr3
Qtr4
2021
Qtr1
2022

	2019				2020				2021				2022
	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1
Total Royalties	$3,375	$3,031	$3,073	$4,029	$4,005	$3,973	$4,602	$6,146	$5,198	$4,873	$4,383	$4,044	$3,576

The “DJ Fresh” Music Royalty Asset includes master recordings released through EMPIRE Distribution beginning in 2011. For the periods presented, the catalog peaked in total royalties earned in Q4 2020 as shown above due to the release of album The Real World 5 in collaboration with artist J. Stalin in Q3 2020.

Royalties By Payer

	2019				2020				2021				2022	Last	% of Total Last
	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	4 Quarters	4 Qtrs
EMPIRE	$3,203	$2,885	$2,899	$3,759	$3,153	$3,367	$4,120	$5,494	$4,478	$4,201	$3,726	$3,271	$2,860	$14,058	83%
ASCAP	$172	$146	$174	$270	$852	$606	$481	$652	$720	$672	$657	$773	$716	$2,818	17%
Total Royalties	$3,375	$3,031	$3,073	$4,029	$4,005	$3,973	$4,602	$6,146	$5,198	$4,873	$4,383	$4,044	$3,576	$16,876	100%

As shown in the table above, royalties earned by the master recordings through EMPIRE Distribution generated 83% of total royalties of The “DJ Fresh” Music Royalty Asset for the last four quarters while the performance income paid through ASCAP for the compositions contributed 17% of total royalties.

Royalties by Title

Total Royalties	2019				2020				2021				2022
By Title	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1
I Run Shit	$-	$-	$-	$-	$-	$-	$43	$520	$445	$325	$348	$270	$205
Know Your Worth	$-	$-	$-	$-	$-	$-	$82	$381	$281	$188	$142	$105	$98
Stand Tall	$-	$-	$-	$-	$-	$-	$40	$407	$274	$170	$132	$103	$74
Slowdown	$0	$0	$0	$0	$0	$0	$0	$0	$58	$102	$115	$133	$101
The Tonite Show With Rich The Factor	$-	$-	$-	$205	$189	$169	$120	$101	$84	$91	$102	$92	$92
Still Feelin' It	$70	$67	$105	$119	$113	$103	$102	$98	$85	$83	$86	$82	$76
Day Ones	$184	$93	$76	$81	$74	$73	$77	$74	$68	$86	$79	$83	$70
Organic Work	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$152	$109
Don't Trust No	$123	$121	$113	$88	$74	$67	$69	$71	$62	$66	$68	$66	$61
Ocean Rain & Thunder	$-	$-	$-	$3	$4	$23	$59	$29	$37	$40	$122	$39	$38
Full Album Master Royalties	$279	$236	$217	$224	$189	$168	$549	$237	$210	$326	$163	$68	$55
The Rest	$2,719	$2,513	$2,563	$3,310	$3,362	$3,368	$3,460	$4,228	$3,595	$3,396	$3,026	$2,850	$2,598
Total Royalties	$3,375	$3,031	$3,073	$4,029	$4,005	$3,973	$4,602	$6,146	$5,198	$4,873	$4,383	$4,044	$3,576

	Last	Last		% of Total
Total Royalties By Title	4 Quarters	4 Quarters	Artist(s)	Release
I Run Shit	$1,149	7%	J. Stalin and DJ.Fresh	2020
Know Your Worth	$533	3%	J. Stalin and DJ.Fresh feat. Lady Diviniti	2020
Stand Tall	$479	3%	J. Stalin and DJ.Fresh	2020
Slowdown	$451	3%	L.U.C.iano, Beeda Weeda, and J. Stalin	2007
The Tonite Show With Rich The Factor	$377	2%	DJ.Fresh and Rich The Factor	2019
Still Feelin' It	$327	2%	Mistah F.A.B.	2016
Day Ones	$318	2%	Ezale and DJ.Fresh	2016
Organic Work	$262	2%	Larry June, Black C	2020
Don't Trust No	$261	2%	Mistah F.A.B., Philthy Rich, Too $hort, Serius Jones	2018
Ocean Rain & Thunder	$239	1%	DJ.Fresh	2019
Full Album Master Royalties	$612	4%	DJ.Fresh and Various
The Rest	$11,870	70%
Total Royalties	$16,876	100%

The table above shows total royalties for the top 10 titles based on royalties earned in the last four quarters. The top 10 titles accounted for 26% of the last four quarters’ total royalties, while Master royalties earned by full albums totaled 4%. The top three titles—“I Run Shit,” “Know Your Worth,” and “Stand Tall”—appear on the album The Real World 5, released in collaboration with artist J. Stalin in July 2020.

Royalties by Source

Total Royalties	2019				2020				2021				2022	Last	% of Total Last
By Source	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	Qtr2	Qtr3	Qtr4	Qtr1	4 Quarters	4 Quarters
Apple Music	$1,020	$1,000	$1,009	$1,343	$1,580	$1,387	$1,052	$1,851	$1,416	$1,264	$1,004	$1,115	$1,008	$4,392	26%
YouTube/Google Play	$622	$437	$538	$930	$752	$603	$890	$1,510	$980	$1,014	$1,032	$910	$851	$3,807	23%
Spotify	$565	$505	$500	$626	$672	$864	$734	$903	$750	$667	$583	$631	$571	$2,452	15%
VEVO	$266	$121	$127	$134	$119	$121	$87	$554	$843	$455	$420	$369	$310	$1,553	9%
Pandora	$248	$267	$281	$272	$277	$258	$261	$257	$260	$234	$235	$252	$266	$986	6%
Amazon	$90	$88	$98	$169	$115	$146	$192	$210	$164	$204	$174	$171	$135	$684	4%
All Other	$565	$612	$521	$554	$490	$594	$1,384	$861	$785	$1,035	$936	$597	$434	$3,003	18%
Total Royalties	$3,375	$3,031	$3,073	$4,029	$4,005	$3,973	$4,602	$6,146	$5,198	$4,873	$4,383	$4,044	$3,576	$16,876	100%

The top three sources—Apple Music, YouTube, and Spotify—accounted for 64% of total royalties earned in the last four quarters.

The “DJ Fresh” Music Royalty Asset includes over 800 titles registered at each royalty payor.

“Runnin’ (Lose It All)” Music Royalty Asset

Summary Overview

The “Runnin’ (Lose It All)” Music Royalty Asset is the underlying asset of the “Runnin’ (Lose It All)” Royalty Share Agreement. The agreement entitles the company to purchase up to fifty percent (50.00%) of the copyright income from the writer’s share and related co-publisher’s share of income from the music composition “Runnin’ (Lose It All),” which was recorded by Naughty Boy featuring Beyoncé and Arrow Benjamin as paid by Sony Music Publishing.

Royalty Share Agreement Terms

The “Runnin’ (Lose It All)” Royalty Share Agreement will be between the seller and our company. Pursuant to this agreement, for a maximum purchase price of $[_], SongVest will have the right to receive up to 50% of the seller’s share of revenue as paid by Sony Music Publishing related to the music composition “Runnin’ (Lose It All” for the full term of copyright of this composition. Revenues the company will be entitled to receive from the “Runnin’ (Lose It All)” Music Royalty Asset pursuant to this agreement include revenues earned in connection with the seller’s so-called “writer’s share” and “co-publisher share” of the composition, which will be paid at the percentage interest as defined in the “Runnin’ (Lose It All)” Royalty Share Agreement for the applicable revenue sources (e.g., Streaming). Sales shall be determined by reference to the royalty statements from the royalties paid to the seller semi-annually by Sony Music Publishing, which shall be conclusive and binding upon the parties to this agreement, absent manifest error.

Artist Background

English producer, DJ, and musician Shahid Khan, aka Naughty Boy, combines R&B and classic U.K. breakbeat to create a pop-friendly mainstream sound that has helped score him hits with Beyoncé and Sam Smith. Khan’s mainstream breakthrough arrived in 2013 with “La La La” featuring Sam Smith. Upon release, the track topped the U.K. charts and eventually became a global hit, entering the Top Five in Australia and across Europe, while peaking within the Top 40 on the Billboard charts. This success set the stage for the August release of Hotel Cabana, Khan’s guest-loaded debut album for Virgin. Featuring Sandé, Wiz Khalifa, Bastille, Ed Sheeran, Wiley, Tinie Tempah, and more, the set peaked at number two on the U.K. charts. An expanded edition for the U.S. arrived the following May. In 2015 he landed in the U.K. Top Ten with the single “Runnin’ (Lose It All),” featuring Beyoncé and Arrow Benjamin. He followed with the Joe Jonas collaboration “One Chance to Dance,” the first single from his 2018 effort, Bungee Jumping, which also featured Dua Lipa, Mike Posner, MNEK, and Julia Michaels. A single, “Undo” with Calum Scott and Shenseea, arrived in 2019.

(Data provided by Chartmetric.com as of October 2022)

The first use recording of “Runnin’ (Lose It All)” was released as a single by Virgin Records in September 2015. The track’s lead artist is Naughty Boy, and it features superstar recording artist Beyoncé and Arrow Benjamin. The track was a U.K. Top Ten hit in 2015. Subsequent remixes containing the underlying composition include “Runnin’ (Lose It All) – Zinc Remix” and “Runnin’ (Lose It All) – The Rooftop Boys Remix,” both released in October 2015.

Financial Highlights

(Note – the data in the tables above was taken from Sony Music Publishing royalty statements sent to the owner of the “Runnin’ (Lose It All) Music Royalty Asset. Additionally, references to “1H” and “2H” refer to the first half of the year and the second half of the year, respectively. This data represents the most recent information available to the company as of the date of this offering circular).

The royalties paid over the last twelve months from the revenue stream contemplated in the “Runnin’ (Lose It All)” Royalty Share Agreement have averaged approximately $6,370 per semi-annual period.

Currency USD*

Composition	2019 1H	2019 2H	2020 1H	2020 2H	2021 1H	2021 2H	Grand Total
Runnin’ (Lose It All)	$55,812.83	$13,181.80	$4,643.42	$4,997.38	$5,840.79	$6,191.39	$90,667.60

*	Historical royalty earnings information is provided in British Pounds Sterling (GBP). To calculate historical royalty earnings in US Dollars, a conversion rate of 1.19 USD to 1.00 GBP was used.

Investors may note a sharp decline in royalty earnings from 2019 1H to 2019 2H and a further decline in 2020 1H, with earnings leveling off after that. The 2019 1H royalty earnings include revenues from one large advertising license payment for the song.

Revenues By Source

Currency USD*
Sources for Runnin’ (Lose It All) Composition	2019 1H	2019 2H	2020 1H	2020 2H	2021 1H	2021 2H	Grand Total
Sony	$3,100.90	$4,145.54	$1,226.52	$1,913.50	$1,764.82	$1,887.64	$14,038.91
PRO - International	$7,862.06	$4,159.41	$1,505.69	$1,004.42	$1,017.29	$1,118.39	$16,667.25
Radio	$952.43	$1,501.93	$615.16	$559.79	$220.97	$619.38	$4,469.66
YouTube	$568.46	$13.76	$16.69	$219.33	$1,234.18	$287.07	$2,339.49
Spotify	$241.98	$243.59	$252.20	$377.46	$227.64	$218.37	$1,561.24
Apple	$469.80	$195.20	$164.03	$111.23	$329.08	$210.00	$1,479.33
BMI	$187.07	$466.60	$135.03	$98.35	$122.08	$146.53	$1,155.66
TV	$106.46	$473.49	$335.15	$144.99	$129.43	$146.25	$1,335.77
ASCAP	$24.83	$31.64	$22.32	$33.15	$44.14	$42.63	$198.71
TouchTunes	$3.52	$7.37	$5.29	$2.41	$2.51	$6.72	$27.83
Amazon	$58.17	$2.23	$1.98	$40.91	$73.76	$2.97	$180.01
Google	$7.11	$2.93	$-	$-	$30.71	$2.22	$42.97
Universal	$68.31	$36.12	$3.02	$2.93	$1.59	$1.08	$113.05
Licensing/Other	$45,444.83	$2,677.40	$633.48	$782.88	$986.16	$1,866.35	$52,391.10
Total	$59,095.93	$13,957.20	$4,916.56	$5,291.34	$6,184.37	$6,555.58	$96,000.99

*	Historical royalty earnings information is provided in British Pounds Sterling (GBP). To calculate historical royalty earnings in US Dollars, a conversion rate of 1.19 USD to 1.00 GBP was used.

Investors may note that the above table includes a line titled “Licensing/Other.” This item includes royalty earnings from licensing for commercial advertising, television, and film as well as miscellaneous sources which do not constitute a significant percentage of royalty earnings.

“Fear No More” Music Royalty Asset

Summary Overview

The “Fear No More” Music Royalty Asset is the underlying asset of the “Fear No More” Royalty Share Agreement. This agreement entitles the company to purchase up to forty percent (40%) of the songwriter’s share of performance income paid by ASCAP from the “Fear No More” composition listed below.

Artist and Song Background

Since the release of its debut album in 2004, Building 429 has garnered widespread popular and critical acclaim, receiving numerous accolades all while delivering lyrically-driven, anthemic hit songs with a consistent message of hope along with high-energy concerts in sold-out venues internationally. The band received a 2013 GRAMMY nomination for Best Contemporary Christian Music Album for We Won’t Be Shaken, which debuted at No.1 on Billboard’s Christian Albums chart and launched the title track to No. 1 at radio. Building 429 also received a 2014 and multiple 2012 Song of the Year Billboard Music Awards for “We Won’t Be Shaken” and “Where I Belong,” respectively, two BMI Song of the Year Awards (“Where I Belong” in 2013 and “Glory Defined” in 2005), a 2014 Group of the Year K-LOVE Fan Award nomination, and a Best New Artist GMA Dove Award in 2005. RIAA-certified gold single, “Where I Belong,” became one of the longest-running Christian No. 1’s in Billboard’s history at 15 weeks and landed on Billboard’s Top 10 Songs of the Decade.

“Fear No More,” the band’s 2019 independent single, was one of the biggest independent artist singles to ever hit Christian radio, with 35 Christian radio stations adding the song to rotation in its debut week. The song climbed to No. 4 on Billboard’s National Christian Airplay chart and remained in the Top 5 for nine weeks. The first use recording of “Fear No More” was released by Building 429 in April 2019.

“Fear No More” Summary Statistics

(Data provided by Chartmetric.com as of October 2022)

Royalty Share Agreement Terms

The “Fear No More” Royalty Share Agreement will be between the songwriter and our company. Pursuant to the Agreement, for a maximum purchase price of $[_], SongVest will have the right to receive up to 40% of the songwriter’s performance revenue share for the life of the copyright of the “Fear No More” composition. Revenues the company will be entitled to receive from the “Fear No More” composition pursuant to this agreement include revenues earned in connection with the public performance of the “Fear No More” composition which will be paid at the percentage interest as defined in the “Fear No More” Royalty Share Agreement. Sales shall be determined by reference to the royalty statements from the royalties paid to the songwriter quarterly by ASCAP, which shall be conclusive and binding upon the parties to this agreement, absent manifest error.

Financial Highlights

The data in this section was taken from ASCAP royalty statements royalty statements sent to the owner of the “Fear No More” Music Royalty Asset, and represents the most recent information available to the company as of the date of this offering circular.

The royalties paid over the last four quarters from the revenue stream contemplated in the “Fear No More” Royalty Share Agreement have averaged approximately $333 per quarter.

Royalties By Quarter
Q1 2020 - Q1 2022
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
Q1
Q2
Q3
Q4
2020
Q1
Q2
Q3
Q4
2021
Q1
2022

	2020				2021				2022			Last 4
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Quarters
Total Royalties	$1,321	$2,564	$3,997	$2,723	$1,181	$72	$470	$413	$358	$280	$279	$1,331

The decrease in royalties over time from Q1 2020 to Q3 2021 was driven by a reduction of radio royalties as the song moved from its chart peak and then out of current rotation into recurrent radio play. It should be noted that the Q2 2021 reported earnings does not include ASCAP domestic earnings due to a transfer of ownership of the royalty rights from the songwriter to the current owner and resulting unavailability of information for one period.

Revenue by Source

Revenue sources are shown below:

Royalties	2020				2021				2022			Last 4	% of Last 4
By Source	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Quarters	Quarters
Radio	$1,240	$2,422	$3,864	$2,547	$1,030	$48	$218	$322	$262	$130	$123	$837	64%
General - Other	$-	$-	$-	$-	$-	$-	$136	$-	$-	$89	$90	$179	14%
Spotify	$11	$29	$26	$66	$27	$-	$19	$26	$28	$15	$19	$86	7%
Amazon Music	$2	$21	$42	$42	$39	$-	$19	$23	$15	$7	$-	$45	3%
Apple Music	$33	$29	$22	$22	$19	$-	$15	$13	$11	$6	$6	$35	2%
The Rest	$34	$63	$42	$47	$67	$25	$63	$30	$43	$34	$42	$149	10%
Total Royalties	$1,321	$2,564	$3,997	$2,723	$1,181	$72	$470	$413	$358	$280	$279	$1,314	100%

Radio royalties from Q1 2020 – Q1 2021 were much higher than in subsequent periods due to royalty earnings from Religious and Satellite radio when the song was an active charting radio single. Still, recurrent radio royalties due to the song’s popularity continue to provide a steady income stream, including 64% of the past four quarters’ earnings. The track also generates consistent royalties from streaming services including Spotify. The source “General – Other” relates to ASCAP reprocessing prior year results for unidentified sources.

“Cross Me” Music Royalty Asset

Summary Overview

The “Cross Me” Music Royalty Asset is the underlying asset of the “Cross Me” Royalty Share Agreement. The Agreement contains fifty percent (50%) of the songwriter’s share of performance income paid by Royalty Exchange from the “Cross Me” composition by NBA YoungBoy.

About YoungBoy Never Broke Again and “Cross Me”

Originally known as NBA YoungBoy, YoungBoy Never Broke Again is a highly prolific rapper from Baton Rouge, Louisiana, who has attracted a loyal following for his uncompromising street narratives. His debut album, the platinum-certified Until Death Call My Name, hit the Top Ten of the Billboard 200 when it appeared in 2018, and the rapper followed up that effort with multiple releases that year, including the album Realer which includes track “Cross Me.” That album was also subsequently certified platinum in the United States.

YoungBoy Never Broke Again’s 2019 mixtape, AI YoungBoy 2, topped the Billboard 200 chart. The rapper remained in the upper reaches of the chart in 2020 with multiple mixtapes before hitting number one with his sophomore album, Top. He closed his whirlwind year with yet another mixtape and a collaboration with Rich the Kid, Nobody Safe. YoungBoy returned to the top of the Billboard 200 with 2021’s Sincerely, Kentrell, additionally collaborating with Birdman for the mixtape From the Bayou and releasing the 2022 mixtape Colors.

The first use recording of “Cross Me” was released by YoungBoy Never Broken Again in December 2018 and features major label artists Lil Baby and Plies. The single was certified platinum in the United States in 2020.

(Data provided by Chartmetric.com as of October 2022)

Royalty Share Agreement Terms

The “Cross Me” Royalty Share Agreement will be between the songwriter of the “Cross Me” composition and our company. Pursuant to the agreement, for a maximum purchase price of $[_], SongVest will have the right to receive up to 50% of the songwriter’s performance revenue share for the life of the copyright of the “Cross Me” composition. Revenues the company will be entitled to receive from the copyright of the “Cross Me” composition pursuant to this agreement include revenues earned in connection with the public performance of the copyright, which will be paid at the percentage interest as defined in the “Cross Me” Royalty Share Agreement. Sales shall be determined by reference to the royalty statements from the royalties paid to the songwriter quarterly by Royalty Exchange, which shall be conclusive and binding upon the Parties, absent manifest error.

Financial Highlights

The data in this section was taken from Royalty Exchange royalty statements sent to the owner of the “Cross Me” Music Royalty Asset, and represents the most recent information available to the company as of the date of this offering circular.

The royalties paid over the last four quarters from the revenue stream contemplated in the “Cross Me” Royalty Share Agreement have averaged approximately $474 per quarter.

	2019				2020				2021				2022	Last 4
	1	2	3	4	1	2	3	4	1	2	3	4	1	Quarters
Total Royalties	$4,555	$2,775	$1,951	$1,804	$1,769	$1,224	$466	$689	$549	$456	$483	$480	$477	$1,895

The decrease in royalties from Q1 2019 to Q3 2020 was driven by reduced streaming performance royalties as the composition, whose underlying recording was released in December 2018, aged over time.

Revenue by Source

Revenue sources are shown below:

	2020				2021				2022	Last 4	% of Last 4
	1	2	3	4	1	2	3	4	1	Quarters	Quarters
Apple Music	$684	$579	$211	$255	$216	$189	$194	$196	$208	$787	42%
YouTube	$438	$251		$154	$143	$126	$148	$139	$115	$529	28%
Pandora	$182	$168	$93	$94	$88	$69	$57	$64	$43	$233	12%
Spotify	$161	$109	$47	$44	$42	$41	$45	$48	$55	$189	10%
SoundCloud	$38	$32	$13	$11	$11	$10	$11	$9	$13	$43	2%
The Rest	$267	$85	$102	$132	$49	$21	$28	$25	$41	$115	6%
Total Royalties	$1,769	$1,224	$466	$689	$549	$456	$483	$480	$477	$1,895	100%

Potential investors will notice that the table above includes a line titled “The Rest.” For the last four quarters, this primarily relates to international royalties reported to Royalty Exchange by various foreign collection societies associated with specific titles but not specific sources.

THE COMPANY’S BUSINESS

Overview of our Company

Our company is a limited liability company formed on March 18, 2021, pursuant to the Delaware Limited Liability Company Act, or the LLC Act. We founded RoyaltyTraders LLC with the mission to combine crowdfunding, investing, and a social network involving fans to create a robust online marketplace where the public can acquire shares of Music Royalty Assets in their favorite music artists’ creations. The SongVest Platform allows investors to pick and invest in the royalty streams from compositions by artists, and receive royalty distributions from those assets. Additionally, SongVest allows investors to impact the success of artists with their albums. Record labels are provided with tools and strategies enabled by the SongVest Platform to collectively promote albums, potentially furthering the success of a release, and generating more revenue.

Market Opportunity

SongVest is poised to take advantage of the growth of two industries – the music industry, and the growth of centralized marketplaces and crowdfunding platforms. SongVest intends to provide a music platform where investors can purchase shares linked to the royalties of songs via a Royalty Share Agreement.

We believe music royalty owners, such as artists, record labels, songwriters, producers and estate heirs, are looking for ways to diversify their holdings and liquidity. The current options for financing music revenue streams are limited. In addition, investors and fans have limited access to music royalty investment opportunities because they usually do not have direct access to the holders of music rights. We believe there is a market opportunity to provide music fans with an opportunity to invest in multiple music royalty streams at a fractional level for as little as $10 to $20.

Our goal is not just to be an investment platform, but more importantly serve as a central hub for music fans where we can engage with them, which may potentially help boost streaming and other revenue streams of the artists and record labels. Because our fans are investors and have a vested interest in the success of the music they have invested in, we believe it will be a rewarding experience for them.

SongVest has the opportunity to advance the investment music space through its portal that is intended to provide updated information on which artist and album is trending across multiple social, sales, and streaming data streams. This is where fans can come to find new investment opportunities and share the investments they have made. Our expertise in music sales and marketing will facilitate music fan and investor interactions and will be sought after not only for investment purposes but also for our music market expertise.

We believe the music industry is poised for continued growth after a decline because of COVID. Goldman Sachs’ Music Industry’s long-term growth forecast predicts a 26% rise in 2021 and an 18% increase in 2022, with compound annual growth rate (CAGR) settling in at 6% for the period of 2019 to 2030.

In addition, we have seen more and more fans and artists use centralized marketplaces, such as Kickstarter, Indiegogo, and Patreon to create different revenue streams which supports the thesis that if we create a marketplace that allows royalty owners to capitalize on their future royalty earnings today, there is an interest in those types of opportunities.

Key Aspects of Our Business

SongVest Platform

The SongVest Platform at www.songvest.com is intended to be a platform that connects investors with different royalty stream investments, and provides further opportunities for the royalty owners to engage with investors and music fans.

The SongVest Platform will have two main goals: (i) the listing of offerings we have for investment; and (ii) serving as a music portal that will provide social, sales, concert and streaming data to showcase the artists and songs that are driving the royalty investments.

We intend for investors in our offerings to be able to view the Royalty Share Units they own via the SongVest Platform, as well as view royalty information about payments. We intend to release an expanded version of the SongVest Platform in the next 6 months that will include more data sources, including news, and trading information.

Pipeline

We will market to songwriters, producers, publishers and record labels to build the pipeline for investments on the SongVest portal. While songwriters, producers and publishers are more likely to want to monetize their assets, record labels will see this as a way to directly connect with fans in ways they have not been able to before. We believe the real upside is in being able to educate record labels that this new way to have a direct connection with fans will allow them not only to increase current album revenue but also provide other forms of upsell and cross-sell opportunities to drive more revenue.

Competition

Our closest competitors are Royalty Exchange in the US and ANote in Europe. We are currently working on signing up top record labels, artists and obtaining industry backing to lock in SongVest as a first mover status given that our business model is different from the competition.

Royalty Share Agreements

It is our intention that each Royalty Share Agreement we enter into will be based on a template royalty agreement that acts as a standard baseline, however, variations may occur. The form of this baseline Royalty Share Agreement is included as an exhibit to the offering statement of which this Offering Circular is part, along with the specific Royalty Share Agreements related to each Music Royalty Asset that is related to an offering we are conducting. Generally, only certain terms of the baseline royalty agreement will be subject to negotiation with each royalty holder. We believe that many royalty owners will not “sell” 100% of their Music Royalty Assets in perpetuity but only sell a portion of them for a certain period of time. Therefore, our royalty agreements will be for a certain percentage of the Music Royalty Asset royalty income and for a certain period of time. We are expecting 30 to 40 year terms. We may also offer shorter term offerings with 3 to 10 year terms for sellers who just need a much shorter term and have a smaller financial need. We expect, though, that each Royalty Share Agreement will be structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase the Music Royalty Asset, typically through the proceeds of the offering for the series related to that Royalty Share Agreement.

Our Manager

The company has elected to be a manager managed limited liability company. Under the operating agreement, Sean Peace and Alexander Guiva are designated as the managers of our company. Throughout this Offering Circular, we refer to both managers together as the manager as they may act independently with full authority as “manager” of our company. Our manager will assist the company in identifying Music Royalty Assets to be acquired using the proceeds from the offerings we conduct.

See “Directors, Executive Officers and Significant Employees” for additional information regarding our manager.

Indemnification of our Manager

The operating agreement provides that none of our manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of our manager, nor persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Music Royalty Asset Selection

Our asset selection criteria were established by our manager and are continually influenced by investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of our manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s historical performance data and assumptions about its ability to produce future royalty income. Our manager, will endeavor to select assets with known royalty income history that have the opportunity to continue to produce royalty income for years to come. Our manager also considers the artist, the release date, top chart position, current social media statistics and other data points that might influence the future earnings of the song or songs represented in the Music Royalty Asset.

We will partner with artists, songwriters, producers, royalty owners and record labels to select songs, albums, and catalogs to be subject to a Royalty Share Agreement. We may select and bundle artists and albums for certain series of Royalty Share Units based on genre, relative success of past albums, fan base demographics, or other factors that make such assets fit together as a cohesive package.

Sourcing.

We have sales reps that will engage potential artists, record labels and songwriters who are interested in participating in the SongVest offerings. They will qualify potential prospects and work with them to understand the opportunity and pull the appropriate materials together. Sales reps are, and will be, paid via commission only on the value of deals sourced and closed upon by the company that such sales reps have introduced to our company.

As compensation for these services, our company will receive a Sourcing Fee equal to 0% to 25% of the “purchase price” – i.e., price to purchase the asset set forth in the applicable Royalty Share Agreement for a Music Royalty Asset. The Sourcing Fee will generally be set based on the level of difficulty and costs related to sourcing the particular Music Royalty Asset related to the series of Royalty Share Units. The “purchase price” is determined by the company in its sole discretion - however, may utilize a “second price” auction to help determine an appropriate purchase price for an asset. The Sourcing Fee may be waived or reduced by our manager on per series basis.

Due Diligence.

When evaluating an asset, we will consider the growth, its potential, historical significance, ownership history, past valuation of the asset and comparable assets. Our diligence process will include a review of public auction data, opinions from music advisors in our network, precedent and comparable transactions, among other metrics. We will also complete diligence on the royalty owners themselves and their assets. We will validate that there are no tax liens, divorce decrees, UCC filings or other factors that might encumber or impact the future royalty streams. The diligence process will be a part of a memo that will be put together for an investment review.

Asset Management.

Management of Music Royalty Assets we acquire will involve management of the relationship with the royalty rights holders, as well as oversight of compliance with the terms of the Royalty Share Agreements entered into by the company and royalty holders, to ensure that the company is receiving all payments owed to it pursuant to the terms of the applicable Royalty Share Agreement. The company will monitor the royalty distributions that are due on Music Royalty Assets and will allocate royalty streams to the right owners in a timely manner after such distributions are received by the company.

As compensation for such services, our company will receive an Administrative Fee equal to a certain percentage (up to a maximum of 10%) of value of the royalty payments collected by our company to be distributed to holders of the Royalty Share Units. Such percentage will be determined by for each series on an individual basis. We note that Administrative Fees will only be deducted from distributions actually made to holders of Royalty Share Units—and if there are no royalty payments paid, no Administrative Fees will be received by our company.

Other SongVest Operations

Our company owns and operates the SongVest Platform. In addition to providing a platform through which our Royalty Share Units may be offered and sold, the SongVest Platform is also a marketplace where music royalty rights can be purchased and sold through traditional commercial contract processes, such as assignments or advances. The SongVest Platform facilities the sales by holders of such assets to purchasers for a commission. From time to time, the company may also broker music catalog deals, assisting in the sale of an artist’s entire catalog to a seller. For all such sales made on the SongVest Platform, our company usually charges a fee equal to 12.5% of the proceeds from the sale. The music royalty rights that are sold on the SongVest platform in this manner are sold as a whole asset to a single purchaser, and are not subdivided in any way.

Our company intends to continue these activities on the SongVest Platform, and to continue generating revenues from these operations – but such activities will be kept separate and apart from the offerings described in this Offering Circular.

Employees

The company does not currently have any employees except for its two managers. We are currently using consultants for sales, operations and finance, but will be looking to add full-time staff down the road. The company also currently has one sales rep, which is not an employee of the company, and works on a commissions-only basis.

Government Regulation

The types of music royalties available to our company are governed by U.S. copyright law. The Copyright Act establishes compulsory license fees for musical works categorized as “mechanical royalties” along with the writers share and publishers share of music copyright. Additionally, we may utilize other types of royalty streams, like producers share or other specific royalty generating areas that can be contractually secured.

Legal Proceedings

None of our company or our manager is presently subject to any material legal proceedings.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Music Royalty Assets made by our company will be allocated amongst the various series of Royalty Share Units. By way of example, it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Music Royalty Asset)
Revenue	Revenue from royalty income	Allocable pro rata to the holders of the related Royalty Share Units after deduction of expenses.

Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Professional expenses related to the submission of regulatory paperwork for a series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Audit and accounting work related to the regulatory paperwork or	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Escrow agent fees for the administration of escrow accounts related to each series of Royalty Share Units	The amount to be recovered by our company as stated in the Use of Proceeds above.

	Compliance work including diligence related to the preparation of a series	The amount to be recovered by our company as stated in the Use of Proceeds above.

Sourcing Fee	Compensation for due diligence and efforts to secure a Music Royalty Asset	The amount to be recovered by our company as stated in the Use of Proceeds above.

Administrative Fee	Compensation for administration of the royalty payments to holders of the Royalty Share Units	Amount to be paid to our company is a percentage (not to exceed 10%) of the value of the royalty payments collected by our company to be distributed to holders of each series of Royalty Share Units. Such percentage will be determined on a series by series basis by our company.

Notwithstanding the foregoing, our manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

DESCRIPTION OF PROPERTY

The company currently leases office space at 1053 East Whitaker Mill Road, Suite 115, Raleigh, NC 27604. The monthly rent is $250.

We believe that all this property is suitable and adequate for our business as most employees are working remotely.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our financial statements and the related notes included in this offering circular. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Our financial statements have been audited by Armanino LLP which is the successor to our previously named auditor, Brown Smith Wallace, LLP.

Overview

Since its formation on March 18, 2021, our company has been engaged primarily in two areas: selling music catalogs and advances to our customers at auction as well as building the infrastructure to support our new royalty share model by developing the financial, offering and other materials to begin our offerings of Royalty Share Units. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

Emerging Growth Company

Upon the completion of our initial offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three year period.

Operating Results

Revenues. Revenues are generated at the company level. From our inception (March 18, 2021) through December 31, 2021, we generated $204,092 in gross revenues. Revenues were generated from commissions earned by our company on private sales of music catalogs to purchasers in private, one-off transactions.

From January 1, 2022 through June 30, 2022, we generated $262,826 in gross revenues compared to gross revenues of $90,836 for the period March 18, 2021 (inception) to June 30, 2021. This increase is due to 3.5 months of operations in 2021 versus the full 6 months of operations from January to June in 2022. Additionally, increased brand awareness has driven sales increased sales since the company was founded. For both periods, revenues were generated from commissions earned by our company on private sales of music catalogs to purchasers in private, one-off transactions. Additionally, the company earned $594 in Administrative Fees for the distribution of royalties received in connection with the completed Hit the Quan offering in May 2022.

Operating Expenses. From our inception (March 18, 2021) through December 31, 2021, we incurred $703,425 in operating expenses. The most significant components of our operating expenses during this period were comprised of contractor payments of $269,589 to our internal team members. This is followed by marketing & sales expenses of $207,610 incurred in connection with sales efforts related to our business of selling music catalogs and advances to our customers. The company incurred legal expenses related to startup costs of our business of $171,513. The remainder of expenses during this period were general & administrative expenses of $54,713.

From January 1, 2022 through June 30, 2022, we incurred $632,881 in operating expenses. The most significant components of our operating expenses during this period were comprised of contractor payments of $333,637 to our internal team members. This is followed by marketing & sales expenses of $211,785 incurred in connection with sales efforts related to our business of selling music catalogs and advances to our customers. The remainder of expenses during this period were general & administrative expenses of $87,459. In comparison, for the period March 18, 2021 (inception) to June 30, 2021, operating expenses totaled $163,819, of which $73,889 was for the formation of the business, $38,500 was for payments to contractors, $28,382 for sales and marketing efforts, and the remainder for general and administrative costs. In addition to the shorter reporting period ended June 30, 2021, operating expenses for the period ended June 30, 2022 were higher due to increased payments to contractors due to a greater number being engaged with the company, increased costs associated with a more mature marketing and advertising campaign, and the reliance on more software services and tools needed to execute operations and expand the business, partially offset by a reduction in legal and formation costs incurred for the start up of the company in 2021.

Interest Expense. From our inception (March 18, 2021) through December 31, 2021, we incurred $4,383 in interest expense related to the November 23, 2021 note purchase agreement detailed further below in this section under “Indebtedness”. We are projecting interest expense of $28,031 for the 2022 fiscal year related to this agreement.

From January 1, 2022 through June 30, 2022, we incurred $20,788 in interest expense related to the November 23, 2021 note purchase agreement (amended March 25, 2022) and the May promissory note detailed further below in this section under “Indebtedness”. We are projecting interest expense of $39,068 for the six months remaining in 2022 fiscal year related to these agreements. Additional interest expense of $1,644 on short term credit was paid during the six months ended June 30, 2022. No interest expense was incurred for the corresponding period March 18, 2021 (inception) to June 30, 2021.

Net Loss. As a result of the foregoing, we incurred a net loss of $503,828 for the period from our inception (March 18, 2021) through December 31, 2021, and a net loss of $401,217 for the period from January 1, 2022 through June 30, 2022 compared to a net loss of $72,983 for March 18, 2021 (inception) to June 30, 2021.

On September 30, 2021, the company commenced its first offering of its Royalty Share Units for the “Hit The Quan” Royalty Share Agreement. As of February 2022, we had sold all 1,950 Royalty Share Units pursuant to this offering for gross proceeds of $31,200. However, as the company elected to waive the Sourcing Fee payable to the company for this initial offering, the company received no proceeds from this offering. We have distributed the first royalties received in connection to this offering to investors as of May 2022 in the amount of $5,939.05 less our 10% servicing fee of $593.91.

On October 13, 2022, the company closed its second offering of “Chippass” Royalty Share Units, selling 111 Royalty Share Units for gross proceeds of $27,750. We received $3,827.59 as a Sourcing Fee in relation to this offering. We have not yet distributed any royalties to holders of the “Chippass” Royalty Share Units as of the date of this offering circular.

We have normal operating expenses as well as planned additional expenses related to infrastructure investment needed to support our business operations. Our company will be responsible for its own operating expenses, as well as certain offering expenses applicable to our offerings of a series of Royalty Share Units.

Liquidity and Capital Resources

As of December 31, 2021, our company had $239,624 in cash on hand. As of June 30, 2022, our company had $175,815 in cash on hand for operations. As of the date of this offering circular, the company is generating revenues from operations (via selling music catalogs and advances to our customers at auctions conducted on our SongVest Platform). As of the date of this offering circular, our company has received $3,827.59 in Sourcing Fees from the close of the “Chippass” offering and $593.91 in revenues from Administrative Fees on distributions of royalty payments to holders of “Hit the Quan” Royalty Share Units, but has otherwise not received revenues from its offerings. Our company believes it will receive sufficient funding from a combination of revenues from its current, alternative SongVest Platform operations, Sourcing Fees, and Administrative Fees to satisfy our cash requirements for the next twelve months to implement our plan of operations.

Issuances of Equity

In March 2021, the company issued a total of 270,100 of Series A Units at a price of $1.00 per unit. 20,100 of these units were purchased by Sean Peace for $20,100, and 250,000 were purchased by Alex Guiva for $250,000 for total proceeds of $270,100. In June 2021, issued an additional 229,900 of Series A Units at a price of $1.00 per unit resulting in a total of 500,000 Series A Units outstanding at a price of $1.00 per unit in an exempt offering under Section 4(a)(2) of the Securities Act.

In April 2021, the company issued 2,000,000 Common Units at a price of $1.00 per unit in exchange for certain assets contributed into the company by Sean Peace, pursuant to the Contribution Agreement filed as Exhibit 6.1 to this offering statement, of which this Offering Circular forms a part.

On March 29, 2022, the company closed an issuance of 55,549 Common Units for the amount of $200,000 in an exempt offering under Section 4(a)(2) of the Securities Act.

On August 3, 2022, the Company commenced a Regulation Crowdfunding offering in which it is seeking to raise up to $5,000,000 from the issuance of Simple Agreements for Future Equity (“SAFEs”) to investors. As of the date of this report, the Company has entered into SAFEs with investors in exchange for cash of $52,937.59, net of issuance costs. The SAFEs have no interest rate or maturity date and are convertible at the option of the Company upon an equity financing of the Company in which up to $5,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing.

Indebtedness

On November 23, 2021, the company entered into a note purchase agreement with Alex Guiva, a member of our Manager, pursuant to which the company issued a convertible note and warrant to Mr. Guiva in exchange for a $300,000 advance to the company. The warrant originally entitled Mr. Guiva to 0.5% of the fully diluted membership interests in the company on the exercise date at an exercise price of $0.01 per interest, though on March 25, 2022, an amendment was signed to increase the amount of fully diluted membership interests to 2.0%. The date at which the warrant is exercised is chosen at Mr. Guiva’s discretion with advance notice provided. The maturity date of the note is November 23, 2023, and it carries an interest rate of 12.5% per annum. Accrued interest on this note purchase agreement as of June 30, 2022 is $21,986. Per the March 25, 2022 amendment, the note may be paid off at the company’s option any time prior to July 31, 2022 (originally the payoff date was set to March 31, 2022). If the note is not paid off by that date, that would entitle Mr. Guiva to convert the outstanding balance of the note at such time into Series A Units. A copy of this note purchase agreement, convertible note and warrant are included as exhibit 6.7 to the offering statement of which this offering circular forms a part. A copy of the amendment to this note purchase agreement is filed as exhibit 6.8 to the offering statement of which this offering circular forms a part.

On May 27, 2022, our company issued an unsecured promissory note to Sean Peace (via a trust in Mr. Peace’s name) in the total principal amount of $200,000. The purpose of the loan from Mr. Peace was a bridge loan to our company. Interest on the principal balance of this note accrues at a rate of 20% per year, and the note has a term of 12 months from the date of issuance, at which time a lump sum payment of $240,000 is due and payable. Our company may prepay this note, in whole or in part, at any time before maturity without penalty or premium at a prorated amount of the lump sum payment of $240,000 due at the end of the 12 month term of the loan. Accrued interest on this promissory note as of June 30, 2022 is $2,192. A copy of this note is filed as exhibit 6.11 to the offering statement of which this offering circular forms a part.

Plan of Operations

We plan to launch approximately 20 to 30 additional offerings in the next twelve months to fund the purchase of additional Music Royalty Assets.

We intend to generate revenue collecting Sourcing Fees from Music Royalty Assets that our company sources that are purchased using the proceeds of our offerings, and from the management of royalty streams due to Royalty Share Unit holders pursuant to the applicable Royalty Share Agreements entered into by the company. We anticipate collecting royalty streams in fiscal year 2022 to start distributions to purchasers of Royalty Share Units, but do not expect to distribute any dividends to holders of the company’s equity securities. See “Description of Business—Operating Expenses” for additional information regarding the payment of Operating Expenses.

We believe that we will receive sufficient funding from a combination of revenues from our current, alternative SongVest Platform operations, Sourcing Fees, and Administrative Fees to satisfy our cash requirements for the next twelve months to implement the foregoing plan of operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors, Executive Officers and Key Employees

Our company operates under the direction of our manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy.

The following table sets forth the name and position of each person designated as a manager.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Sean Peace	Manager	54	March 2021	Full-time
Alexander Guiva	Manager	44	March 2021	Part-time (10 hours)

Sean Peace. Mr. Peace created the original SongVest in 2007 to sell royalties as memorabilia. That led to the creation of Royalty Exchange, the first online market to buy and sell music royalties at auction. Having sold Royalty Exchange in 2015, he has been working on implementing his vision to create the first royalty market exchange platform where fans can invest in their favorite artists via SongVest Records. From 2018 to January 2020 he has been CTO of Curbside Kitchen, a SaaS company that schedules food truck services for commercial and residential locations. From May 2011 until December 2015 he served as Founder and President of Royalty Exchange which was sold in 2015 and still operates today. From November 2008 to May 2011, Mr. Peace had various positions including as partner at Group 19 and Schmooze.me where he had leadership positions overseeing sales and marketing. Prior to these two startup companies, Mr. Peace was a partner and consultant at several companies focusing on business development, operations, and strategic alliances. Mr. Peace received his Bachelor of Economics from the University of North Carolina Chapel Hill in 1991.

Alexander Guiva. Mr. Guiva is a co-founder of RoyaltyTraders LLC. Over the last fifteen years, Mr. Guiva has been an investor in the technology, music, food and manufacturing companies in the US and internationally and closed more than 50 M&A transactions. He serves as Chairman of DevelopScripts LLC dba AuctionSoftware.com, a white-label subscription-based digital platform allowing users to organize, manage, and conduct auctions through a centralized medium facilitating business transactions as well as fundraising efforts. Mr. Guiva is an active investor in the music royalty space, as featured in the Forbes magazine, and his portfolio of royalty assets include works by Cardi B, Cage The Elephant, Dire Straits, Willow Smith, Madcon and others. Mr. Guiva graduated with a BA in Economics from Lyon College.

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Responsibilities of our Manager

Our manager will be responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. Such responsibilities will include, but are not limited to, the following:

●	evaluating Music Royalty Asset acquisitions;

●	evaluating any third party offers for Music Royalty Asset acquisitions;

Compensation of the Manager

The company does not intend to compensate the manager for its services as the company’s manager.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Through December 31, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Sean Peace	Manager	$88,000 (1)	$0	$0
Alexander Guiva	Manager	$0 (2)	$0	$0

(1)	Our company has entered into an employment agreement with Sean Peace. Pursuant to this agreement, Mr. Peace is entitled to a base salary of $84,000. In addition, Mr. Peace is eligible to receive bonus compensation based on the performance of our company. For each month, Mr. Peace is entitled to receive additional compensation based on our company’s gross revenues that month, up to a maximum of $3,000 if our company earns $12,000 that month. If Mr. Peace were to receive his maximum bonus under this compensation structure, he could earn a maximum of $120,000 pear year. A copy of this agreement is filed as Exhibit 6.3 to the offering statement, of which this Offering Circular forms a part. We will evaluate Sean Peace’s compensation every year and may adjust it in the future as determined by the board members other than Mr. Peace. It is expected that Mr. Peace’s annual base compensation will increase to $170,000 in 2023.

(2)	Mr. Guiva currently does not receive any compensation, but our company has agreed start paying Mr. Guiva a quarterly fee equal to 2% of its quarterly EBITDA when and if our company achieves EBITDA of over $500,000 for a twelve month period, which has not yet occurred as of the date of this offering circular. Such amount will be paid on a quarterly basis to Mr. Guiva. A copy of the agreement between our company and Mr. Guiva is filed as Exhibit 6.4 to the offering statement, of which this Offering Circular forms a part.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our company’s management, directors, and holders of 10% or more of any class of our voting securities as of November 3, 2022.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of total voting power [1]
Membership Interests (comprised of Series A Units and Common Units)	Sean Peace 1053 East Whitaker Mill Rd, Suite 115, Raleigh 27604	20,100 shares of Series A Units 1,775,000 shares of Common Units [2]	N/A	79	% [2]

[1]	Percentage of total voting power is based on 2,055,549 Common Units outstanding plus 500,000 Series A Units outstanding as of November 3, 2022.
[2]	Mr. Peace has transferred 225,000 of his personally owned Common Units to various company shareholders as non-voting, non-transferrable restricted Common Units. However, Mr. Peace retained voting power over those transferred shares. As such, Mr. Peace has voting power equal to 2,000,000 Common Units, plus his 20,100 Series A Units.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On April 26, 2021, our company entered into a Contribution Agreement with Sean Peace, a significant owner of our company, and a member of our manager. Pursuant to this agreement, Mr. Peace assigned and transferred all of his rights and assets in the SongVest Platform to our company, including the websites and domains associated with the SongVest Platform, all legal templates and documents used to complete royalty-related transactions, the full pipeline of potential royalty transactions, all CRM contacts and records of prior conversations and all other, tangible and intangible assets in his possession that are used to conduct royalty-related transactions to the company in exchange for issuance of 2,000,000 Common Units of our company. Prior to entering into the Contribution Agreement, Mr. Peace was the sole owner of the SongVest Platform, and all related rights and assets of the SongVest Platform. A copy of this agreement is filed as Exhibit 6.1 to this offering statement, of which this Offering Circular forms a part.

On March 18, 2021, our company entered into a Service Order Agreement with DevelopScripts, LLC, a software developer, for software development services related to the development of the enhanced version of the SongVest Platform. DevelopScripts, LLC is controlled by Alex Guiva, a significant owner of our company, and a member of our manager. A copy of this agreement is filed as Exhibit 6.2 to this offering statement, of which this Offering Circular forms a part.

On November 23, 2021, the company entered into a note purchase agreement with Alex Guiva, a member of our Manager, pursuant to which the company issued a convertible note and warrant to Mr. Guiva in exchange for a $300,000 advance to the company. The warrant originally entitled Mr. Guiva to 0.5% of the fully diluted membership interests in the company on the exercise date at an exercise price of $0.01 per interest, though on March 25, 2022, an amendment was signed to increase the amount of fully diluted membership interests to 2.0%. The date at which the warrant is exercised is chosen at Mr. Guiva’s discretion with advance notice provided. The maturity date of the note is November 23, 2023, and it carries an interest rate of 12.5% per annum. Per the March 25, 2022 amendment, the note may be paid off at the company’s option any time prior to July 31, 2022 (originally the payoff date was set to March 31, 2022). If the note is not paid off by that date, that would entitle Mr. Guiva to convert the outstanding balance of the note at such time into Series A Units. A copy of this note purchase agreement, convertible note and warrant are included as exhibit 6.7 to the offering statement of which this offering circular forms a part. A copy of the amendment to this note purchase agreement is filed as exhibit 6.8 to the offering statement of which this offering circular forms a part

On May 27, 2022, our company issued an unsecured promissory note to Sean Peace (via a trust in Mr. Peace’s name) in the total principal amount of $200,000. The purpose of the loan from Mr. Peace was a bridge loan to our company. Interest on the principal balance of this note accrues at a rate of 20% per year, and the note has a term of 12 months from the date of issuance, at which time a lump sum payment of $240,000 is due and payable. Our company may prepay this note, in whole or in part, at any time before maturity without penalty or premium at a prorated amount of the lump sum payment of $240,000 due at the end of the 12 month term of the loan. A copy of this note is filed as exhibit 6.11 to the offering statement of which this offering circular forms a part.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the subscription agreement, attached hereto as Exhibit 4, relating to the purchase of the Royalty Share Units offered hereby. This summary is qualified in its entirety by reference to the detailed provisions of that agreement, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the subscription agreements, the provisions of the subscription agreement shall apply.

General

Our company is offering Royalty Share Units corresponding to specific Music Royalty Assets of our company. Our company has acquired the option to purchase the rights to the Music Royalty Assets by entering into Royalty Share Agreements with the underlying royalty holders. The Royalty Share Agreements are structured as a purchase option agreement, which gives us the right, but not the obligation, to purchase a specific Music Royalty Asset subject to the agreement through the proceeds of the series offering related to that Royalty Share Agreement. Once the company has received sufficient proceeds from an offering of its Series of Royalty Share Units, it will exercise the option, and purchase the Music Royalty Asset pursuant to the applicable Royalty Share Agreement. The Royalty Share Units provide investors with the pro rata right to cash flow generated pursuant to the Royalty Share Agreements, following the deduction of Administrative Fees by our company. The number of Royalty Share Units per Music Royalty Asset is fixed, and is identified on the “Royalty Share Unit Offering Table” above.

Electronic Issuance

All Royalty Share Units will be issued in electronic form only, and maintained through the SongVest Platform.

Minimum Purchase Amount

Investments may be made in denominations of $10 and integral multiples of $10.

Distributions to Holders of Royalty Share Units

As stated above, the Royalty Share Units provide investors with the pro rata right to cash flow (consisting of music royalties) generated pursuant to a particular Royalty Share Agreement, following the deduction of Administrative Fees (as described below) by our company.

As royalties are paid to our company pursuant to a Royalty Share Agreement, SongVest will place all those royalties in a designated bank account. Each calendar quarter, all royalties received by our company pursuant to that Royalty Share Agreement will be distributed to the applicable Royalty Share Unitholders who are holding Royalty Share Units at the time of the distribution, after deducting the Administrative Fee. Administrative fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter—and if there are no royalty payments paid, no Administrative Fees will be received by our company in that particular quarter.

In some instances, an artist’s royalty payments may be made more or less frequently than quarterly. If multiple royalty payments are made in a single quarter, the company will accrue those royalty payments, and we will make one single distribution to Royalty Share Unitholders (minus our Administrative Fee) at the end of the calendar quarter in which those payments were received. Conversely, if royalty payments are made less frequently than quarterly (for example, bi-annually), then there will be no distributions made until the calendar quarter the royalty payment is received.

By way of example: Artist X is the creator of a number of songs for which Artist X owns the royalties. BMI pays Artist X royalties on a quarterly basis, and Artist X receives approximately $10,000 in royalty payments per quarter resulting from proceeds generated from his music catalog. In February 2022, we enter into a Royalty Share Agreement with Artist X pursuant to which we agree to purchase Artist X’s song catalog. After consummating such purchase, our company is entitled to receive those quarterly royalty payments from BMI. Investors are invited to purchase Royalty Share Units in the Artist X Royalty Share Agreement, entitling them to a portion of the royalty payments paid by BMI to our company. At the end of the quarter (March 31, 2022), $5,000 in royalties are paid to our company by BMI. Those funds are deposited into a designated bank account for the benefit of the Artist X Royalty Share Unitholders and will remain there until distributed to the Artist X Royalty Share Unitholders (maximum of 45 days after March 31, 2022). On the day the $5,000 is distributed, each Artist X Royalty Share Unitholder will receive his or her pro rata share of the $5,000 based on number of shares owned, minus a 10% Administrative Fee – i.e., $4,500. If there are 100 Artist X Royalty Share Units, and 10 investors each have 10 units, then each share would receive $50 minus 10% ($5) or $45. Each investor at 10 units would receive $450 in total.

Expected Rate of Return

There is no expected rate of return for the Royalty Share Units because of the variable nature of the royalty payments.

Obligation to Make Payments

We will be obligated to make payments to holders of Royalty Share Units only if, and to the extent, we receive royalty payments on the corresponding Royalty Share Agreement.

Timing of Royalty Payments

Our company expects to make payments to Royalty Share Unit holders on a quarterly basis within 45 days of the end of every calendar quarter.

Administrative Fee

Prior to payments being made to Royalty Share Unit holders, our company will deduct a certain percentage of the total amount of royalties received from the Music Royalty Asset for that quarterly period to be distributed to the Royalty Share Unit holders of our series. Our company will then distribute the net amount pro rata to the holders of the Royalty Share Units. Our company will determine and set the Administrative Fee for each series of Royalty Share Unit holders, which in no case will exceed 10%. Administrative fees will only be deducted from distributions actually made to holders of Royalty Share Units in a particular quarter. If there are no royalty payments paid to holders of Royalty Share Units, no Administrative Fees will be received by our company in that particular quarter.

Term of the Royalty Share Units

The term of the Royalty Share Units will be consistent with the term of the underlying Royalty Share Agreement. Terms can be as long as 20 to 40 years for acquired royalty rights, or as short as 3 to 10 years for an advance on the royalties.

Final Payment Date

The date our obligation to make payments on a series of Royalty Share Units terminates, unless otherwise extended. The final payment date for each series of Royalty Share Units corresponds to the end date of the corresponding Royalty Share Agreement.

No Security Interest

The Royalty Share Units will be unsecured obligations of our company. In the event the company fails, investors may have difficulty recovering royalties directly from the royalty holder in the event of default by our company.

In the event of a bankruptcy or similar proceeding of our company, the relative rights of the holder of the Royalty Share Units as compared to the holders of unsecured indebtedness of our company are uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of our Royalty Share Units will have an unsecured claim against us that may or may not be limited in recovery to the corresponding Royalty Share Agreement.

Exclusive Jurisdiction

Pursuant to our subscription agreement, any dispute in relation to the subscription agreement is subject to the exclusive jurisdiction of a court of the State of North Carolina, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the Royalty Share Units were to bring a claim against our company or our manager pursuant to the subscription agreement, it would have to do so in a court of competent jurisdiction in North Carolina.

We believe the provision benefits us by providing increased consistency in the application of North Carolina law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Our company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in North Carolina. Investors will not be deemed to have waived our company’s compliance with the federal securities laws and the rules and regulations thereunder.

Waiver of Right to Trial by Jury

Our subscription agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the subscription agreement and any transaction arising under that agreement, which could include claims under federal securities law. By subscribing to this offering, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

FINANCIAL STATEMENTS OF
ROYALTYTRADERS LLC

TABLE OF CONTENTS

Page No.
Independent Auditor’s Report	F-3 – F-4

Balance Sheet as of December 31, 2021 (Audited)	F-5

Statement of Operations For the Period from March 18, 2021 (inception) through December 31, 2021 (Audited)	F-6

Statement of Changes in Members’ Equity For the Period from March 18, 2021 (inception) through December 31, 2021 (Audited)	F-7

Statement of Cash Flows For the Period from March 18, 2021 (inception) through December 31, 2021 (Audited)	F-8

Notes to Financial Statements	F-9 – F-12

Balance Sheet As of June 30, 2022 and December 31, 2021 (Unaudited)	F-13

Statement of Operations For the Six Months Ended June 30, 2022 And For The Period March 18, 2021 (Inception) To June 30, 2021 (Unaudited)	F-14

Statement of Changes in Members’ Equity For the Six Months Ended June 30, 2022 And For The Period March 18, 2021 (Inception) To June 30, 2021 (Unaudited)	F-15

Statement of Cash Flows For the Six Months Ended June 30, 2022 And For The Period March 18, 2021 (Inception) To June 30, 2021 (Unaudited)	F-16

Notes to Financial Statements	F-17 – F-21

INDEPENDENT AUDITOR’S REPORT

To the Members of

RoyaltyTraders, LLC

d/b/a SongVest

Raleigh, North Carolina

Opinion

We have audited the accompanying financial statements of RoyaltyTraders, LLC (a Delaware limited liability company) d/b/a SongVest (the “Company”), which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in members’ equity, and cash flows for the period from March 18, 2021 (inception) through December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RoyaltyTraders, LLC d/b/a SongVest as of December 31, 2021, and the results of its operations and its cash flows for the period from March 18, 2021 (inception) through December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of RoyaltyTraders, LLC d/b/a SongVest and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about RoyaltyTraders, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with auditing standards generally accepted in the United States of America will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with auditing standards generally accepted in the United States of America, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of RoyaltyTraders, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about RoyaltyTraders, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Armanino LLP
ArmaninoLLP
St. Louis, Missouri

April 28, 2022

RoyaltyTraders, LLC

d/b/a SongVest

Balance Sheet

December 31, 2021

ASSETS
Current assets Cash	$239,624
Restricted cash	47,264
Receivable-employee	5,099
Music royalty advances	92,107
Total current assets	384,094

Software-website development	74,929

Total assets	$459,023

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$111,574
Escrow payable	47,124
Accrued interest	3,390
Total current liabilities	162,088

Due to related parties, net	288,151
Total liabilities	450,239

Commitment and contingencies
Members’ equity	8,784

Total liabilities and members’ equity	$459,023

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Statement of Operations

For the Period from March 18, 2021 (inception) through December 31, 2021

Revenue	$204,092

Operating expenses	703,425

Loss from operations	(499,333)

Interest expense	(4,383)

Net loss	$(503,716)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Statement of Changes in Members’ Equity

For the Period from March 18, 2021 (inception) through December 31, 2021

Balance, March 18, 2021	$-
Capital contributions	500,000
Warrant issuance	12,500
Net loss	(503,716)
Balance, December 31, 2021	$8,784

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Statement of Cash Flows

For the Period from March 18, 2021 (inception) through December 31, 2021

Cash flows from operating activities
Net loss	$(503,716)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of debt discount	651
Changes in operating assets and liabilities
Receivable-employee	(5,099)
Music royalty advances	(92,107)
Accounts payable	112,661
Escrow payable	46,037
Accrued interest	3,390
Net cash used in operating activities	(438,183)

Cash flows from investing activities
Payments for software and website development	(74,929)
Net cash used in investing activities	(74,929)

Cash flows from financing activities
Capital contributions	500,000
Proceeds from debt issued to related party	287,500
Proceeds from issuance of warrant	12,500
Net cash provided by financing activities	800,000

Net increase in cash, cash equivalents and restricted cash	286,888
Cash, cash equivalents and restricted cash, beginning of period	-
Cash, cash equivalents and restricted cash, end of period	$286,888

Cash, cash equivalents and restricted cash consisted of the following:
Cash	$239,624
Restricted cash	47,264
$286,888

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$342

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements

December 31, 2021

1.	NATURE OF OPERATIONS

RoyaltyTraders LLC d/b/a SongVest (the “Company”) acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for music right owners to monetize their future royalty streams. The Company packages and brokers royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for the sourcing services and will also generate income by charging a service fee for managing and distributing certain brokered royalty payments to the royalty unit holders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this a normal business risk.

Restricted cash

Restricted cash represents cash received in advance from investors to purchase music royalty streams. The restricted cash will be held in escrow until the closing date of the royalty shares. The amount of restricted cash is equally offset with a recorded liability as escrow payable.

Software - website development

Website development is recorded at cost and has not yet been placed in service. Amortization of this asset commenced once the website is finished and placed in service.

Revenue recognition

The Company recognizes brokered sourcing fee revenue at a point in time upon the closing settlement date for each music royalty asset transaction brokered. Service fee revenue will be recognized over time as the services are performed. Revenue is recorded at the amounts the Company expects to receive. Incremental costs in obtaining a contract are expensed as incurred.

Income taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income.

The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements

December 31, 2021

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

The Company expenses advertising costs as incurred which totaled $137,451 for the period ended December 31, 2021.

Subsequent events

The Company evaluated all subsequent events through April 28, 2022, the date the financial statements were available to be issued.

3.	MUSIC ROYALTY ADVANCES

Management periodically will receive requests from a music royalty holder asking for an advance on upcoming music royalty closings that are brokered by the Company and will be settled in the near term. The Company will issue advances to these holders as a non-interest bearing receivable that will be repaid with upcoming closing proceeds. The collateral on these advances are the music royalties that are cataloged and offered for sale to music investors. Management periodically reviews the list of outstanding advances and records an impairment on any advances that are deemed not collectible. There was no allowance recorded as of December 31, 2021.

4.	PROPERTY AND EQUIPMENT

During 2021, the Company developed a website to allow easy access to review available music royalties and allow investors to scan the available music offerings and make applications for investment. The website went live in January 2022 at which time the asset was placed in service to be amortized over the estimated useful life of five years.

Property and equipment consisted of the following:

Software - website development	$74,929

5.	NOTES PAYABLE- RELATED PARTY

In November 2021, the Company completed placement of a $300,000 convertible promissory note and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $12,500 to the fair value of the warrant resulting in a discount on the promissory note of the same amount. The convertible note bears interest at 12.5% and matures on November 23, 2023. The holder of the note may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. The Company had an option to convert on March 31, 2022 without qualified financing which subsequent to year-end was extended through July 31, 2022.

The Company early adopted the provisions of the Financial Accounting Standards Board Accounting Standards Update 2020-06. Accordingly, management evaluated the conversion feature of the note for embedded derivatives and application of the substantial premium model of accounting of debt. Separate accounting for the conversion feature of this note placement is not required. The placement resulted in a discount to the note balance of $12,500. During 2021, the Company recognized $4,041 in interest cost, consisting of $3,390 of principal interest and $651 of discount amortization resulting in an effective interest rate of 12.86%. The remaining discount will be amortized through November, 2023.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements

December 31, 2021

5.	NOTES PAYABLE- RELATED PARTY (continued)

The net carrying amount of the note was as follows:

Note payable, related party	$300,000
Discount on note payable - related party	(11,849)
$288,151

The future maturities of the related party note payable are as follows:

Year ending December 31,
2022	$-
2023	300,000

6.	WARRANT

In November 2021, in conjunction with the promissory note placement, the Company issued a warrant to a related party who is also an owner of the Company to purchase common units of the Company totaling .5% of the fully-diluted membership interests in the Company on the date of exercise. Subsequent to year-end, in conjunction with the conversion option extension on the promissory note placement, the common units subject to purchase was increased to be equal to 2.0% of the fully-diluted membership interests in the Company on the date of exercise. The warrant was recorded at the Company’s estimated fair value of $12,500 as a component of equity. The exercise price for the warrant units is $0.01, and the warrants are exercisable at any time for a term with no ending date.

7.	MEMBERS’ EQUITY

The Company had the following equity balances:

Series A Units, 1,500,000 units authorized; 500,000 units issued	$500,000
Common Units, 3,500,000 units authorized; 2,000,000 units issued	-
Series B, 300,000 units authorized, 222,201 units issued	-
Warrant	12,500
Accumulated deficit	(503,716)
$8,784

Series A and Common Units have voting rights while Series B Units have no voting rights.

Income distributions made by the Company shall be made with the first 70% to Series A Members, and the remaining 30% to the Common Unit Members until Series A Members have received total distributions in the amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units and Series A Units in accordance with their relative percentage interests on an as converted basis.

Distributions funded by the sale of material assets of the Company outside the normal course of business or a recapitalization or refinancing of the Company shall be distributed first to the Series A Members to cover any shortfall of their preferential return not already covered by income distributions until the Series A Members have received total distributions in an amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units, Series A Units, and the Series B Units in accordance with their relative percentage interests on an as converted basis. Series B holders only participate in proceeds distributions above the threshold value assigned to their tranche of Series B Units at the time of their issuance.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements

December 31, 2021

8.	MANAGEMENT INCENTIVE PLAN

The Company has authorized an incentive plan by which the Company may issue an aggregate of up to 300,000 Series B Units. The Series B units are designated “profits interests” within the meaning of the Internal Revenue Service’s Revenue Procedures 93-27 and 2001-43. The time- based service condition period of the units is four years and the units also contain a performance condition requiring a change-of-control event to vest. Due to the performance condition not being probable as of the date of the financial statements, the Company has not recorded any expense for the Series B Units issued. The 222,201 units issued during 2021 have a service- related period vesting through June, 2025.

9.	CONCENTRATIONS

The Company recognized approximately 21% of its revenue from two brokered royalty transactions during 2021.

10.	RISKS AND UNCERTAINTIES

At times, the Company may be involved in various legal claims and regulatory proceedings arising in the ordinary course of business. In the opinion of the Company’s management, none of these matters will have a significant effect on the Company’s financial position.

11.	SUBSEQUENT EVENTS

On March 29, 2022, the Company closed an issuance of 55,549 Common Units for the amount of $200,000.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Balance Sheet (Unaudited)

As of June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$175,815	$239,624
Restricted cash	331,446	47,264
Accounts Receivable	48,760	5,099
Music royalty advances	87,484	92,107
Total current assets	643,505	384,094

Capital Software, net	67,436	-
CIP Software	35,345	74,929
Total fixed assets	102,781	74,929

Total assets	$746,286	$459,023

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$86,214	$111,574
Escrow payable	331,446	47,124
Accrued interest	24,178	3,390
Total current liabilities	441,838	162,088

Due to related parties, net	459,381	288,151
Total liabilities	901,219	450,239

Members’ equity (deficit)	(154,933)	8,784

Total liabilities and members’ equity	$746,286	$459,023

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Operations (Unaudited)

For the Six Months Ended June 30, 2022 And For Period March 18, 2021 (Inception) To June 30, 2021

	June 30, 2022	June 30, 2021
Revenue	$262,826	$90,836

Operating expenses	632,881	163,819

Loss from operations	(370,055)	(72,983)

Interest expense	(31,162)	-

Net loss	$(401,217)	$(72,983)

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Changes in Members’ Equity (Unaudited)

As of June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
Balance, January 1	$8,784	$-

Capital contributions	200,000	500,000

Warrant issuance	37,500	12,500

Net loss	(401,217)	(503,716)

Balance, June 30	$(154,933)	$8,784

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Interim Statement of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2022 And For Period March 18, 2021 (Inception) To June 30, 2021

	June 30, 2022	June 30, 2021
Cash flows from operating activities
Net loss	$(401,217)	$(72,983)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	7,493	-
Changes in operating assets and liabilities
Accounts Receivable	(43,662)	-
Music royalty advances	4,624	(80,107)
Accounts payable	(25,360)	41,098
Escrow payable	284,322	69,660
Accrued interest	20,788	-
Net cash provided by operating activities	(153,012)	(42,332)

Cash flows from investing activities
Payments for software and website development	(35,345)	(25,377)
Net cash used in investing activities	(35,345)	(25,377)

Cash flows from financing activities
Capital contributions	200,000	500,000
Proceeds from warrant amendment	37,500	-
Proceeds from debt issued to related party	171,230	-
Net cash provided by financing activities	408,730	500,000

Net increase in cash, cash equivalents and restricted cash	220,373	432,291
Cash, cash equivalents and restricted cash, beginning of period	286,888	-
Cash, cash equivalents and restricted cash, end of period	$507,261	$432,291

Cash, cash equivalents and restricted cash consisted of the following:
Cash	$175,815	$322,091
Restricted cash	331,446	110,200
	$507,261	$432,291

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,644	$-

The accompanying notes are an integral part of these financial statements.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2022

1.	NATURE OF OPERATIONS

RoyaltyTraders LLC d/b/a SongVest (the “Company”) acts as a marketplace connecting buyers and sellers of music royalties. The marketplace provides an opportunity for music right owners to monetize their future royalty streams. The Company packages and brokers royalty income streams into royalty unit offerings that are sold to investors as royalty shares. The Company charges a fee for the sourcing services and will also generate income by charging a service fee for managing and distributing certain brokered royalty payments to the royalty unit holders.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. In the opinion of management all adjustments necessary in order to make these interim financial statements not misleading have been included.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. The Company may maintain cash balances in excess of FDIC coverage. Management considers this a normal business risk.

Restricted cash

Restricted cash represents cash received in advance from investors to purchase music royalty streams. The restricted cash will be held in escrow until the closing date of the royalty shares. The amount of restricted cash is equally offset with a recorded liability as escrow payable.

Construction in Progress - Software

Website development and related software is recorded at cost with the substantially complete asset placed into service in January 2022. Amortization of this asset commenced at that point. Additional improvements and upgrades to the core functionality of the website and back-end software are currently being undertaken and these will be placed into service and amortized as they become available for use.

Revenue recognition

The Company recognizes brokered sourcing fee revenue at a point in time upon the closing settlement date for each music royalty asset transaction brokered. Service fee revenue will be recognized over time as the services are performed. Revenue is recorded at the amounts the Company expects to receive. Incremental costs in obtaining a contract are expensed as incurred.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2022

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Members of the Company have elected to be treated as an LLC and taxed as a partnership under provisions of the Internal Revenue Code which provide that in lieu of corporation income taxes, the Members are taxed on the Company’s taxable income.

The Company has evaluated its tax positions, expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings and believes that no provision for income taxes is necessary, at this time, to cover any uncertain tax positions.

Advertising

The Company expenses advertising costs as incurred which totaled $37,951 for the six months ended June 30, 2022.

Subsequent events

The Company evaluated all subsequent events through September 26, 2022, the date the financial statements were available to be issued.

3.	MUSIC ROYALTY ADVANCES

Management periodically will receive requests from a music royalty holder asking for an advance on upcoming music royalty closings that are brokered by the Company and will be settled in the near term. The Company will issue advances to these holders as a non-interest bearing receivable that will be repaid with upcoming closing proceeds. The collateral on these advances are the music royalties that are cataloged and offered for sale to music investors. Management periodically reviews the list of outstanding advances and records an impairment on any advances that are deemed not collectible. There was no allowance recorded as of June 30, 2022.

4.	PROPERTY AND EQUIPMENT

During 2021, the Company developed a website to allow easy access to review available music royalties and allow investors to scan the available music offerings and make applications for investment. The website went live in January 2022 at which time the asset was placed in service to be amortized over the estimated useful life of five years. The Company continues to develop the website to increase functionality.

Property and equipment consisted of the following:

	June 30, 2022	June 30, 2021
Website Development CIP	$35,345	$74,929
Capitalized Software	74,929	-
Less: Accumulated Depreciation	(7,493)	-
Total Fixed Assets	$102,781	$74,929

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2022

5.	NOTES PAYABLE- RELATED PARTY

In November 2021, the Company completed placement of a $300,000 convertible promissory note and issuance of a warrant to purchase common units with a related party that is also an owner in the Company. The Company allocated $12,500 to the fair value of the warrant resulting in a discount on the promissory note of the same amount at year end. The convertible note bears interest at 12.5% and matures on November 23, 2023. The holder of the note may convert the principal value of the note and all accrued unpaid interest into units of the Company at the stated conversion ratio of $1 for each Class A The conversion ratio is subject to possible adjustment upon the occurrence of certain specified events, including, but not limited to, the issuance of any other convertible notes and equity certificates that have rights, preferences or privileges differing from the current note. An automatic conversion will occur if a qualified financing event occurs before or prior to the maturity date. The Company had an option to convert on March 31, 2022 without qualified financing which subsequent to year-end was extended through July 31, 2022 with the provision for increased warrants resulting in the allocation of an additional $37,500 to the fair value of the warrant resulting in a total discount on the promissory note of $50,000 on June 30, 2022.

The Company early adopted the provisions of the Financial Accounting Standards Board Accounting Standards Update 2020-06. Accordingly, management evaluated the conversion feature of the note for embedded derivatives and application of the substantial premium model of accounting of debt. Separate accounting for the conversion feature of this note placement is not required. The placement resulted in a discount to the note balance of $50,000. During the first half of 2022, the Company recognized $31,162 in interest cost, consisting of $24,178 of principal interest and $8,730 of discount amortization. The remaining discount will be amortized through November 2023.

On May 27, 2022, the company entered into a promissory note agreement with Sean Peace, a member of our Manager, pursuant to which the company issued an unsecured promissory note to Mr. Peace in exchange for a $200,000 advance to the company. The note carries an interest rate of 20% per annum with a full payment of $240,000 due on the maturity date of May 27, 2023.

The net carrying amount of the combined notes is as follows:

	June 30, 2022	June 30, 2021
Note payable, related party	$488,151	$-
Discount on note payable - related party	(28,770)	-
	$459,381	$-

The future maturities of the related party note payable are as follows:

Year ending December 31,
2022	$-
2023	500,000

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2022

6.	WARRANT

In November 2021, in conjunction with the promissory note placement, the Company issued a warrant to a related party who is also an owner of the Company to purchase common units of the Company totaling 0.5% of the fully-diluted membership interests in the Company on the date of exercise. Subsequent to year-end, in conjunction with the conversion option extension on the promissory note placement, the common units subject to purchase was increased to be equal to 2.0% of the fully-diluted membership interests in the Company on the date of exercise. The warrant was recorded at the Company’s estimated fair value of $12,500 as a component of equity as of fiscal year 2021. With the conversion option extension this estimated fair value was increased by $37,500 to a total of $50,000. The exercise price for the warrant units is $0.01, and the warrants are exercisable at any time for a term with no ending date.

7.	MEMBERS’ EQUITY

The Company had the following equity balances:

Series A Units, 1,500,000 units authorized; 500,000 units issued	$500,000
Common Units, 3,500,000 units authorized; 2,000,000 units issued	-
Series B, 300,000 units authorized, 222,201 units issued	-
Common Units, 55,549 units issued	200,000
Warrant	50,000
Accumulated deficit	(904,933)
$(154,933)

Series A and Common Units have voting rights while Series B Units have no voting rights.

Income distributions made by the Company shall be made with the first 70% to Series A Members, and the remaining 30% to the Common Unit Members until Series A Members have received total distributions in the amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units and Series A Units in accordance with their relative percentage interests on an as converted basis.

Distributions funded by the sale of material assets of the Company outside the normal course of business or a recapitalization or refinancing of the Company shall be distributed first to the Series A Members to cover any shortfall of their preferential return not already covered by income distributions until the Series A Members have received total distributions in an amount equal to their preferential return, and thereafter, to the holders of outstanding Common Units, Series A Units, and the Series B Units in accordance with their relative percentage interests on an as converted basis. Series B holders only participate in proceeds distributions above the threshold value assigned to their tranche of Series B Units at the time of their issuance.

RoyaltyTraders, LLC

d/b/a SongVest

Notes to Financial Statements (Unaudited)

June 30, 2022

8.	MANAGEMENT INCENTIVE PLAN

The Company has authorized an incentive plan by which the Company may issue an aggregate of up to 400,000 Series B Units. The Series B units are designated “profits interests” within the meaning of the Internal Revenue Service’s Revenue Procedures 93-27 and 2001-43. There are two classes of Series B Units. The B-1 class is comprised of 292,750 which are fully vested upon issuance. The B-2 class is comprised of 85,550 units and have an attached time-based service condition of a period of four years. All units in both classes contain a performance condition requiring a change-of-control event to vest. Due to the performance condition not being probable as of the date of the financial statements, the Company has not recorded any expense for the Series B Units issued.

9.	CONCENTRATIONS

The Company recognized approximately 35% of its revenue from three brokered royalty transactions during 2022.

10.	RISKS AND UNCERTAINTIES

At times, the Company may be involved in various legal claims and regulatory proceedings arising in the ordinary course of business. In the opinion of the Company’s management, none of these matters will have a significant effect on the Company’s financial position.

11.	SUBSEQUENT EVENTS

On August 3, 2022, the Company commenced a Regulation Crowdfunding offering in which it is seeking to raise up to $5,000,000 from the issuance of Simple Agreements for Future Equity (“SAFEs”) to investors. As of September 13, 2022 the Company has entered into SAFEs with investors in exchange for cash of $52,937.59, net of issuance costs. The SAFEs have no interest rate or maturity date and are convertible at the option of the Company upon an equity financing of the Company in which up to $5,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1	Certificate of Formation of RoyaltyTraders LLC*
2.2	Limited Liability Company Agreement of RoyaltyTraders LLC*
3.1	Form of SAFE Agreement offered to Regulation Crowdfunding Investors^
4.1	Form of Subscription Agreement**
6.1	Contribution Agreement dated April 26, 2021 between RoyaltyTraders LLC and Sean Peace.*
6.2	Service Order Agreement dated March 18, 2021 between DevelopScripts, LLC and RoyaltyTraders LLC*
6.3	Employment Agreement with Sean Peace*
6.4	Management Fee Agreement with Alex Guiva*
6.5	“Hit the Quan” Royalty Share Agreement*
6.6	Form of Listing Agreement**
6.7	Note Purchase Agreement, Convertible Note and Warrant between the Company and Alex Guiva dated November 23, 2021**
6.8	Amendment to Convertible Note and Warrant between the Company and Alex Guiva dated November 23, 2021 ****
6.9	“Chippass” Royalty Share Agreement***
6.10	“DJ Fresh” Royalty Share Agreement***
6.11	Unsecured Promissory Note dated May 27, 2022 between the Company and The Kingdom Trust Company, Custodian, FBO Sean Peace IRA.***
6.12	“Runnin’ (Lose It All)” Royalty Share Agreement#
6.13	“Fear No More” Royalty Share Agreement#
6.14	“Cross Me” Royalty Share Agreement#
8	Form of Escrow Agreement*
11	Consent of Auditor#
12	Opinion on legality of the offered Royalty Share Units#
13.1	Testing the Waters Materials (“Runnin’ (Lose It All)”) #
13.2	Testing the Waters Materials (“Fear No More”) #
13.3	Testing the Waters Materials (“Cross Me”) #
13.4	Testing the Waters Materials (“Hit the Quan” and General SongVest Platform)*
13.5	Testing the Waters Materials (“Chippass”)***
13.6	Testing the Waters Materials (“DJ Fresh”)***

#	Filed herewith
*	Previously filed as an exhibit to the company’s offering statement on Form 1-A filed with the SEC on May 21, 2021, and incorporated by reference herein.
**	Previously filed as an exhibit to the company’s offering statement on Form 1-A POS filed December 29, 2021, and incorporated by reference herein.
***	Previously filed as an exhibit to the company’s offering statement on Form 1-A POS filed July 27, 2022 and incorporated by reference herein.
****	Previously filed as an exhibit to the company’s annual report on Form 1-K, filed May 2, 2022, and incorporated by reference
^	Previously filed as an exhibit to the company’s semi-annual report on Form 1-SA filed September 27, 2022.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on November 3, 2022.

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Sean Peace Manager

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sean Peace	Manager, principal executive officer, principal financial officer,	on November 3, 2022
Sean Peace	and principal accounting officer

/s/ Alexander Guiva	Manager	on November 3, 2022
Alexander Guiva